Exhibit 10.1

*** indicates material has been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission. A complete copy of this agreement has been filed separately with the Securities and Exchange Commission.

LNG TERMINAL USE AGREEMENT

between

THE DOW CHEMICAL COMPANY

and

FREEPORT LNG DEVELOPMENT, L.P.

dated March 1, 2004

i

ARTICLE 9 TRANSPORTATION AND UNLOADING		36

9.1	LNG Vessels	36
9.2	Freeport Facility Marine Operations Manual	39
9.3	LNG Vessel Inspections; Right to Reject LNG Vessel	40
9.4	Advance Notices Regarding LNG Vessel and Cargoes	40
9.5	Notice of Readiness	42
9.6	Berthing Assignment	43
9.7	Unloading Time	44
9.8	Unloading at the Freeport Facility	45
9.9	LNG Vessel Not Ready for Unloading; Excess Berth Time	45

ARTICLE 10 RECEIPT OF LNG		47

10.1	Title, Custody and Risk of Loss	47
10.2	No Encumbrance	47
10.3	Receipt of LNG	48
10.4	Quality and Measurement of Customer’s LNG	48
10.5	Off-Specification LNG	49
10.6	Customer’s Responsibility and Reimbursement	50
10.7	Subsequent Deliveries	50

ARTICLE 11 REDELIVERY OF GAS		51

11.1	General	51
11.2	Customer’s Responsibility	51
11.3	Specifications and Measurement of Gas at the Delivery Point	52
11.4	Nonconforming Gas	53

ARTICLE 12 PAYMENT		53

12.1	Monthly Statements	53
12.2	Other Statements	54
12.3	Adjustments	54
12.4	Payment Due Dates	54
12.5	Payment	55
12.6	Nonpayment	55
12.7	Disputed Statements	56
12.8	Final Settlement	56

ARTICLE 13 SECURED FINANCING		56

13.1	UCC 1	56
13.2	Secured Financing	56

ARTICLE 14 DUTIES, TAXES AND OTHER GOVERNMENTAL CHARGES		57

ARTICLE 15 INSURANCE		57

15.1	FLNG’s Insurance	57
15.2	Customer’s Insurance	58
15.3	Port Liability Agreement	59

ARTICLE 16 LIABILITIES		59

16.1	Limitation of Liability	59
16.2	Limitation on Damages	59

ARTICLE 17 FORCE MAJEURE		60

17.1	Events of Force Majeure	60
17.2	Limitation on Scope of Force Majeure Protection	60
17.3	Notice	60
17.4	Measures	61
17.5	No Extension of Term	61
17.6	Settlement of Industrial Disturbances	61
17.7	Allocation of Services	61

ARTICLE 18 CURTAILMENT OF SERVICES OR TEMPORARY DISCONTINUATION OF SERVICES		62

18.1	Scheduled Curtailment or Temporary Discontinuation of Services	62
18.2	Unscheduled Curtailment or Temporary Discontinuation of Services	62

ARTICLE 19 ASSIGNMENT		63

19.1	Restrictions on Assignment	63
19.2	Permitted Assignments	63
19.3	Assignment as Novation	64

ARTICLE 20 CONDITIONS PRECEDENT		65

20.1	Conditions Precedent	65
20.2	Satisfaction of Conditions Precedent	65

ARTICLE 21 TERMINATION		65

21.1	Early Termination Events	65
21.2	Exercise of Right of Termination	66
21.3	Other Termination Provisions	66
21.4	Consequences of Termination	66

ARTICLE 22 APPLICABLE LAW		66

ARTICLE 23 DISPUTE RESOLUTION		66

23.1	Dispute Resolution	66
23.2	Expert Determination	67

ARTICLE 24 CONFIDENTIALITY		68

24.1	Confidentiality Obligation	68
24.2	Public Announcements	69

ARTICLE 25 REPRESENTATIONS AND WARRANTIES		70

25.1	Representations and Warranties of Customer	70
25.2	Representations and Warranties of FLNG	71

ARTICLE 26 NOTICES		71

ARTICLE 27 MISCELLANEOUS		72

27.1	Amendments	72
27.2	Approvals	72
27.3	Successors and Assigns	72
27.4	Waiver	72
27.5	No Third Party Beneficiaries	72
27.6	Supplemental Terms	73

27.7	Rules of Construction	73
27.8	Survival of Rights	73
27.9	Rights and Remedies	73
27.10	Interpretation	74
27.11	Disclaimer of Agency	74
27.12	Severance of Invalid Provisions	74
27.13	Compliance with Laws	75
27.14	Conflicts of Interest	75
27.15	Expenses	76
27.16	Scope	76
27.17	Counterpart Execution	76

Annex I	–	Measurements and Tests of LNG at Receipt Point
Annex II	–	Measurements and Tests for Gas at Delivery Point

Exhibit A	–	Terms of Freeport Facility Lease
Exhibit B	–	Freeport Services Manual
Exhibit C	–	Port Liability Agreement
Exhibit D	–	Supplemental Terms

LNG TERMINAL USE AGREEMENT

This LNG TERMINAL USE AGREEMENT (the “Agreement”), dated as of this 1st day of March 2004 (the “Effective Date”), is made by and between THE DOW CHEMICAL COMPANY, a Delaware corporation with its principal office at 2030 Dow Center, Midland, Michigan, U.S.A. 48674 (“Customer”); and FREEPORT LNG DEVELOPMENT, L.P., a Delaware limited partnership with a place of business at 1200 Smith Street, Suite 600, Houston, Texas, U.S.A. 77002 (“FLNG”).

RECITALS

WHEREAS, FLNG intends to construct, own and operate an LNG terminal facility near Freeport, Texas capable of performing certain LNG terminalling services, including: the berthing of LNG vessels; the unloading, receiving and storing of LNG; the regasification of LNG; the storage of natural gas; and the transportation and delivery of natural gas to a pipeline interconnection point at Stratton Ridge, Texas;

WHEREAS, Customer will purchase LNG for importation into the United States and desires to purchase such LNG terminalling services from FLNG; and

WHEREAS, FLNG desires to make such LNG terminalling services available to Customer and to Other Customers in accordance with the terms hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties hereto and for the mutual covenants contained herein, FLNG and Customer hereby agree as follows:

ARTICLE 1

DEFINITIONS

In addition to any terms or expressions defined elsewhere in this Agreement, the terms or expressions set forth below shall have the following meanings in this Agreement:

1.1	“Adverse Weather Conditions” means weather and sea conditions actually experienced at or near the Freeport Facility that are sufficiently severe either: (a) to prevent an LNG vessel from proceeding to berth, or unloading or departing from berth, in accordance with one or more of the following: (i) regulations published by a Governmental Authority, (ii) an Approval, or (iii) an order of a Pilot; or (b) to cause an actual determination by the Master of an LNG Vessel that it is unsafe for such vessel to berth, unload or depart from berth.

1.2	“Affiliate” means a Person (other than a Party) that directly or indirectly controls, is controlled by, or is under common control with, a Party to this Agreement, and for such purposes the terms “control”, “controlled by” and other derivatives shall mean the direct or indirect ownership of more than fifty percent (50%) of the voting rights in a Person.

1.3	“Aggregate Contracted Capacity” shall have the meaning set forth in Section 4.7(a)(i).

1.4	“Agreement” means this agreement, together with the Annexes and Exhibits attached hereto, which are hereby incorporated into and made a part hereof, as the same may be hereafter amended.

1.5	“Alternate ***” shall have the meaning set forth in Section 3.3(c)(ii).

1.6	“Approvals” means all consents, authorizations, licenses, waivers, permits, approvals and other similar documents from or by a Governmental Authority.

1.7	“Arrival Date” shall have the meaning set forth in Section 5.1(b)(i).

1.8	“Arrival Location” shall have the meaning set forth in Section 9.5(a).

1.9	“Base Rate” means: (a) the interest rate per annum equal to (i) the prime rate (sometimes referred to as the base rate) for corporate loans as published by The Wall Street Journal in the money rates section on the applicable date, or (ii) in the event The Wall Street Journal ceases or fails to publish such a rate, the prime rate (or an equivalent thereof) in the United States for corporate loans determined as the average of the rates referred to as prime rate, base rate or the equivalent thereof, quoted by Chase Manhattan Bank, Citibank and Bank of New York, or any successor thereof, for short term corporate loans in New York on the applicable date; plus (b) *** percent (***%). The Base Rate shall change as and when the underlying components thereof change, without notice to any Person.

1.10	“British Thermal Unit” or “BTU” means the amount of heat required to raise the temperature of one (1) avoirdupois pound of pure water from 59.0 degrees Fahrenheit to 60.0 degrees Fahrenheit at an absolute pressure of 14.696 pounds per square inch.

1.11	“Business Day” means any day other than a weekend day or U.S. Federal banking holiday in Houston, Texas.

1.12	“Cargo” means a quantity of LNG expressed in MMBTU carried by an LNG Vessel in relation to which FLNG will render Services hereunder.

1.13	“Central Time” means Central Time Zone, as adjusted for Daylight Saving Time and Standard Time.

1.14	“Claims” shall have the meaning set forth in Section 10.2 of this Agreement.

1.15	“Commercial Start Date” shall have the meaning set forth in Section 7.2.

1.16	“Conditions Precedent” shall have the meaning set forth in Section 20.1.

1.17	“Contract Year” means each annual period starting on October 1 and ending on September 30 during the Term of this Agreement; provided, however, that (a) the first Contract Year shall commence on the Commercial Start Date and end on the following September 30, and (b) the last Contract Year shall commence on October 1 immediately preceding the last day of the Term and end on the last day of the Term as set forth in Section 7.1.

1.18	“Cubic Meter” means a volume equal to the volume of a cube each edge of which is one (1) meter.

1.19	“Customer” means The Dow Chemical Company, subject to Article 19.

1.20	“Customer LNG Receipt Schedule” shall have the meaning set forth in Section 5.1(f).

1.21	“Customer’s LNG” means, for the purposes of Services, LNG received at the Receipt Point for Customer’s account.

1.22	“Customer’s Inventory” means, at any given time, the quantity in MMBTUs that represents LNG and Gas (whether or not such Gas is Regasified LNG or Gas derived or produced from sources other than Regasified LNG) held for Customer’s account. For the avoidance of doubt, Customer’s Inventory shall (i) be determined after deduction of Retainage in accordance with Sections 3.1(b)(ii) and 4.2, and (ii) include Temporary Release Inventory.

1.23	“Delivery Point” means the point of interconnect between the Freeport Facility Pipeline and a Downstream Pipeline at Stratton Ridge, Texas.

1.24	“Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement, including any dispute as to the construction, validity, interpretation, termination, enforceability or breach of this Agreement, as well as any dispute over jurisdiction.

1.25	“Downstream Pipeline” means all Gas pipelines downstream of the Delivery Point which transport Gas from the Freeport Facility.

1.26	“Effective Date” means the date set forth in the preamble of this Agreement.

1.27	“Excess Reception Fee” shall have the meaning set forth in Section 4.1(c).

1.28	“Expected Receipt Quantity” means, with respect to a given Cargo, Customer’s reasonable estimate of the quantity of LNG (in MMBTUs) that such Cargo is expected to unload at the Freeport Facility, taking into consideration (a) the expected composition of the Cargo anticipated to be loaded at the Loading Port, (b) the expected loaded volume of such Cargo, (c) the natural boil-off, and fuel gas used by the vessel in excess of natural boil-off, expected during shipment of the Cargo, (d) the anticipated time required from the commencement of loading of such Cargo to the completion of unloading of such Cargo, and (e) the anticipated quantity of heel to be retained by such Cargo. For purposes of this Agreement, the term “Expected Receipt Quantity” shall be the estimate set forth in the notice delivered pursuant to Section 5.1(b)(ii), as may be subsequently amended pursuant to Section 9.4(a).

1.29	“Extension Term” shall have the meaning set forth in Section 7.1(c).

1.30	“Fee” shall have the meaning set forth in Section 4.1.

1.31	“FERC” means the Federal Energy Regulatory Commission or a successor regulatory agency.

1.32	“Fixed Fee Component” shall have the meaning set forth in Section 4.1(a)(i).

1.33	“FLNG” means Freeport LNG Development, L.P., subject to Article 19.

1.34	“Force Majeure” shall have the meaning set forth in Section 17.1.

1.35	“for Customer”, “for Customer’s account”, “on behalf of Customer” or other phrases containing similar wording shall include LNG delivered to the Freeport Facility at Customer’s direction or LNG delivered to the Freeport Facility by a Temporary Customer, as the context may require, and shall include both Customer’s Inventory and any Temporary Release Inventory.

1.36	“Freeport Facility” means the following FLNG facilities in Brazoria, County near Freeport, Texas used to provide Services hereunder, as such facilities will be constructed and modified from time to time in accordance with this Agreement: (a) the LNG receiving terminal facility as further described in Section 8.1(b) (including the port, berthing and unloading facilities, LNG storage facilities, and regasification facilities, together with equipment and facilities related thereto); and (b) the Freeport Facility Pipeline.

1.37	“Freeport Facility Lease” means that certain Ground Lease and Development Agreement between Brazos River Harbor Navigation District of Brazoria County, Texas and FLNG dated as of December 12, 2002.

1.38	“Freeport Facility Marine Operations Manual” shall have the meaning set forth in Section 9.2.

1.39	“Freeport Facility Pipeline” means the pipeline approximately nine (9) miles in length and at least thirty-six (36) inches in diameter, with a maximum allowable operating pressure of no less than 1440 psig, which pipeline is constructed and operated as a part of the Freeport Facility to (a) interconnect with one or more Downstream Pipelines at Stratton Ridge, Texas and (b) transport to the Delivery Point either Regasified LNG and/or Gas stored in one or more Gas Storage Facilities.

1.40	“Freeport Services Manual” shall have the meaning set forth in Section 3.5.

1.41	“***” means the internet based computer system used by FLNG to communicate with Customer and Other Customers regarding the scheduling of LNG terminalling services at the Freeport Facility.

1.42	“Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state.

1.43	“Gas Storage Facility” means an underground Gas storage facility near Stratton Ridge, Texas owned, operated, contracted or otherwise made available to FLNG for the purposes of storing Gas solely for the account of Customer and Other Customers.

1.44	“Governmental Authority” means, in respect of any country, any national, regional, state, or local government, any subdivision, agency, commission or authority thereof (including any maritime authorities, port authority or any quasi-governmental agency) having jurisdiction over a Party, the Freeport Facility, a Gas Storage Facility, Customer’s Inventory, an LNG Vessel, a Transporter, or a Downstream Pipeline, as the case may be, and acting within its legal authority.

1.45	“GPA” shall have the meaning set forth in Annex I.

1.46	“Gross Heating Value” means the quantity of heat expressed in BTUs produced by the complete combustion in air of one (1) cubic foot of anhydrous gas, at a temperature of 60.0 degrees Fahrenheit and at an absolute pressure of 14.696 pounds per square inch, with the air at the same temperature and pressure as the gas, after cooling the products of the combustion to the initial temperature of the gas and air, and after condensation of the water formed by combustion.

1.47	“Henry Hub Price” shall mean, with respect to any month, the final settlement price in dollars per MMBTU for the NYMEX Henry Hub Natural Gas futures contract for Gas to be delivered during such month, such final price to be based upon the last trading day for the contract for such month; provided, however that if the NYMEX Henry Hub Natural Gas futures contract settlement prices ceases to be published for any reason, the Parties shall select a comparable index to be used in its place that maintains the intent and economic effect of the original index.

1.48	“Incremental Costs” shall have the meaning set forth in Section 4.1(b).

1.49	“Input A” means *** per MMBTU unless otherwise modified by Section 4.4.

1.50	“International LNG Terminal Standards” means, to the extent not inconsistent with the express requirements of this Agreement, the international standards and practices applicable to the design, equipment, operation or maintenance of LNG receiving and regasification terminals, established by the following (such standards to apply in the following order of priority): (i) a Governmental Authority having jurisdiction over FLNG; (ii) the Society of International Gas Tanker and Terminal Operators (“SIGTTO”); and (iii) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG receiving and regasification terminals to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail.

1.51	“International LNG Vessel Standards” means, to the extent not inconsistent with the expressed requirements of this Agreement, the international standards and practices applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by the following (such standards to apply in the following order of priority): (i) a Governmental Authority; (ii) the International Maritime Organization; (iii) SIGTTO; and (iv) any other internationally recognized non-governmental agency or organization with whose standards and practices it is customary for Reasonable and Prudent Operators of LNG vessels to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail.

1.52	“Liabilities” means all liabilities, costs, claims, disputes, demands, suits, legal or administrative proceedings, judgments, damages, losses and expenses (including reasonable attorneys’ fees and other reasonable costs of litigation or defense), and any and all fines, penalties and assessments of, or responsibilities to, Governmental Authorities.

1.53	“Liquids” means liquid hydrocarbons capable of being extracted from LNG at the Freeport Facility, consisting predominately of ethane, propane, butane and longer-chain hydrocarbons.

1.54	“Loading Port” means the port at which a Cargo is loaded on board an LNG Vessel.

1.55	“LNG” means Gas in a liquid state.

1.56	“LNG Suppliers” means, in relation to performance of the obligations of FLNG and Customer under this Agreement, those Persons who agree in writing pursuant to an agreement to supply or sell LNG to Customer or a Temporary Customer for delivery to the Freeport Facility.

1.57	“LNG Vessel” means an ocean-going vessel suitable for transporting LNG that Customer, a Temporary Customer, or an LNG Supplier uses for transportation of LNG to the Freeport Facility.

1.58	“Major Customer” means Customer and any Other Customer whose terminal use agreement entitles such Other Customer to berth, unload and deliver at the Freeport Facility quantities of LNG greater than *** MMBTUs per Contract Year for a contractual term of at least *** (***) years.

1.59	“Major Customer Allocation Priority” shall have the meaning set forth in Section 17.7.

1.60	“***” shall have the meaning set forth in Section 3.3(b).

1.61	“Maximum LNG Reception Quantity” means, except as otherwise provided in Section 3.1(c), 195,275,000 MMBTUs of LNG per Contract Year; provided, however, that for purposes of the first and last Contract Year, the Maximum LNG Reception Quantity shall be prorated based upon the ratio that the number of days during such Contract Year bears to three hundred sixty-five (365).

1.62	“***” shall have the meaning set forth in Section 3.3(c).

1.63	“MMBTU” means 1,000,000 BTUs.

1.64	“Monthly Component” means twelve (12); provided, however, that for the first and last Contract Year, Monthly Component shall mean the number of months in the respective Contract Year with the first and last months in such Contract Year being prorated based upon the number of days in such month.

1.65	“Nomination Notice” shall have the meaning set forth in Section 5.2(c).

1.66	“Non-Major Customer” means any Other Customer other than a Major Customer.

1.67	“NOR Window” shall have the meaning set forth in Section 9.5(b)(ii).

1.68	“Notice of Readiness” or “NOR” shall have the meaning set forth in Section 9.5.

1.69	“Other Customers” means, from time to time, Persons (other than Customer and Temporary Customers) receiving LNG terminalling services from FLNG similar to the Services.

1.70	“Party” and “Parties” means FLNG and Customer, and their respective successors and assigns.

1.71	“Payment Period” shall have the meaning set forth in Section 4.1.

1.72	“Peaking Gas” shall have the meaning set forth in Section 3.1(b)(iii).

1.73	“Person” means any individual, corporation, partnership, trust, unincorporated organization or other legal entity, including any Governmental Authority.

1.74	“Pilot” means any Person engaged by Transporter to come onboard an LNG Vessel to assist the Master in pilotage, mooring and unmooring of such LNG Vessel and to assist in coordinating the unloading of LNG at the Freeport Facility.

1.75	“Pipeline Standards” means, to the extent not inconsistent with the express requirements of this Agreement, the standards and practices applicable to the design, equipment, operation or maintenance of Gas pipelines, established by the following (such standards to apply in the following order of priority): (i) a Governmental Authority having jurisdiction over FLNG; and (ii) any nationally recognized non-governmental agency or organization with whose standards and practices it is customary for Reasonable and Prudent Operators of U.S. Gas pipelines to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail.

1.76	“Port Charges” means all third-party charges of whatsoever nature (including rates, tolls, and dues of every description) in respect of an LNG Vessel entering or leaving the Freeport Facility, including charges imposed by fire boats, tugs and escort vessels, the

U.S. Coast Guard, a Pilot, and any other Person assisting an LNG Vessel to enter or leave the Freeport Facility. For purposes of this Agreement, the term “Port Charges” shall include, to the extent applicable to LNG Vessels, Port Use Fees (excluding rent) and Thru-put Fees (as such terms are defined under the Freeport Facility Lease as reflected on Exhibit A attached hereto) but shall exclude all other fees under the Freeport Facility Lease.

1.77	“psig” means pounds per square inch gauge.

1.78	“Reasonable and Prudent Operator” means a Person seeking in good faith to perform its contractual obligations, and in so doing, and in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking under the same or similar circumstances and conditions.

1.79	“Receipt Point” means the point at the Freeport Facility at which the flange coupling of the Freeport Facility’s receiving line joins the flange coupling of the LNG unloading manifold on board an LNG Vessel.

1.80	“Regasified LNG” means Gas derived from the conversion of LNG (received by FLNG at the Receipt Point) from its liquid state to a gaseous state.

1.81	“Release Notice” shall have the meaning set forth in Section 6.2(b)(i)c.

1.82	“Reservation Fee” shall have the meaning set forth in Section 4.1(a).

1.83	“Retainage” shall have the meaning set forth in Section 4.2.

1.84	“Scheduled Unloading Window” means, for any applicable Contract Year, an Unloading Window allocated either to Customer or any Other Customer pursuant to Article 5.

1.85	“Scheduling Period” means a Contract Year plus the three (3) month period immediately following such Contract Year.

1.86	“Scheduling Representative” means the individual appointed by Customer in accordance with Section 5.4.

1.87	“Services” shall have the meaning set forth in Section 2.1, as expanded from time to time in accordance with Section 2.2.

1.88	“Services Quantity” shall have the meaning set forth in Section 3.1(b).

1.89	“Services Unavailability” shall have the meaning set forth in Section 4.3(a).

1.90	“Sole Opinion” means an opinion, judgment or discretion of a Party that is not intended to be capable of being challenged in any legal or arbitral proceeding whatsoever.

1.91	“Standard Cubic Foot” means the quantity of Gas, free of water vapor, occupying a volume of one (1) Actual Cubic Foot at a temperature of 60.0 degrees Fahrenheit and at an absolute pressure of 14.696 pounds per square inch. For purposes of this Section 1.91, “Actual Cubic Foot” means a volume equal to the volume of a cube whose edge is one (1) foot.

1.92	“Storage” means the retention by FLNG of Customer’s Inventory for a period of time in tanks or other facilities at the Freeport Facility (including the Freeport Facility Pipeline) or in a Gas Storage Facility.

1.93	“Storage Standards” means, to the extent not inconsistent with the express requirements of this Agreement, the standards and practices applicable to the design, equipment, operation or maintenance of Gas storage facilities, established by the following (such standards to apply in the following order of priority): (i) a Governmental Authority having jurisdiction over FLNG; and (ii) any nationally recognized non-governmental agency or organization with whose standards and practices it is customary for Reasonable and Prudent Operators of Gas storage facilities to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest roman numeral noted above shall prevail.

1.94	“Substantial Completion” means completion of the Freeport Facility so that it is ready to be used for its intended purpose, with (a) the contractor under the engineering, construction and procurement contract for the Freeport Facility having achieved all minimum acceptance requirements for “Substantial Completion” under such contract, (b) all Approvals necessary to commence operations of the Freeport Facility having been received by FLNG, and (c) the Freeport Facility being capable of performing the Services Quantity.

1.95	“Taxes” means all customs, taxes, royalties, excises, fees, duties, levies, sales and use taxes and value added taxes, charges and all other assessments, which may now or hereafter be enacted, levied or imposed, directly or indirectly, by a Governmental Authority, except Port Charges.

1.96	“Temporary Customer” shall have the meaning set forth in Section 6.2(a).

1.97	“Temporary Release” shall have the meaning set forth in Section 6.2(a).

1.98	“Temporary Release Inventory” means, at any given time, the quantity in MMBTUs that represents (a) the LNG received at the Receipt Point for Temporary Customer’s account; and (b) Gas, whether or not such Gas is Regasified LNG or Gas derived or produced from sources other than Regasified LNG, held for Temporary Customer’s account.

1.99	“Term” shall have the meaning set forth in Section 7.1.

1.100	“Transporter” means any Person who owns or operates an LNG Vessel.

1.101	“Unloading Window” means a forty-eight (48) hour window starting at 6:00 a.m., Central Time on a specified day and ending forty-eight (48) consecutive hours thereafter during which FLNG would make available berthing and LNG unloading services at the Freeport Facility to either Customer or one of the Other Customers.

1.102	“Variable Fee Component” shall have the meaning set forth in Section 4.1(a)(ii).

ARTICLE 2

SERVICES AND SCOPE

2.1	Services to be Provided by FLNG

During the Term, FLNG shall, acting as a Reasonable and Prudent Operator, make available the following services to Customer (such available services being herein referred to as the “Services”) in the manner set forth in Article 3:

(a)	the berthing of LNG Vessels at the Freeport Facility;

(b)	the unloading and receipt of LNG from LNG Vessels at the Receipt Point;

(c)	the regasifying of LNG held in Storage;

(d)	Storage of Customer’s Inventory;

(e)	the transportation and delivery of Gas in the Freeport Facility Pipeline to the Delivery Point (it being acknowledged that FLNG may, at its option, cause Gas to be redelivered to Customer from sources other than Regasified LNG); and

(f)	other activities directly related to performance by FLNG of the foregoing.

2.2	Additional Services

From time to time during the Term, the representatives of FLNG and Customer may supplement this Agreement in accordance with Section 27.1 to provide that FLNG will also make available services to Customer in addition to the Services set forth in Section 2.1.

2.3	Activities Outside Scope of this Agreement

For greater certainty, the Parties confirm that the following activities, inter alia, are not Services provided by FLNG to Customer and, therefore, such activities are outside of the scope of this Agreement:

(a)	harbor, mooring and escort services, including those relating to tugs, service boats, fire boats, and other escort vessels;

(b)	the construction, operation, ownership, maintenance, repair and removal of facilities downstream of the Delivery Point;

(c)	the transportation of Gas beyond the Delivery Point;

(d)	the marketing of Gas and all activities related thereto (except as expressly provided in Section 3.4); and

(e)	the removal, marketing and transportation of Liquids and all activities related thereto. For the avoidance of doubt, FLNG reserves the right to separate and/or extract Liquids from LNG upstream of the Delivery Point, provided that such separation does not result in Gas failing to meet the quality specifications at the Delivery Point required under Section 11.3.

ARTICLE 3

SALE AND PURCHASE OF SERVICES

3.1	Services Quantity

(a)	Purchase and Sale of Services. During each Contract Year, FLNG shall make available to Customer, and Customer shall purchase and pay for (in respect of the Payment Period) in an amount equal to the Fee, the Services Quantity.

(b)	Services Quantity. The quantity of Services FLNG shall make available to Customer (the “Services Quantity”) during a Contract Year, and for which Customer shall purchase and pay for (in respect of the Payment Period) pursuant to Section 3.1(a), shall consist of the following:

(i)	Unloading of LNG. FLNG shall make the Freeport Facility available during Unloading Windows to allow berthing, unloading and receipt of Customer’s LNG in a quantity up to the Maximum LNG Reception Quantity;

(ii)	Storage of Customers’ Inventory. FLNG shall cause Customer’s Inventory, net of Retainage, to be held temporarily in Storage until redelivered in accordance with Section 3.1(b)(iii) below; and

(iii)	Redelivery of Gas at Delivery Point. Subject to the provisions of this Agreement, including Sections 3.3(a), 3.3(b) and 3.3(c), FLNG shall, on a daily basis, make Gas from Customer’s Inventory available to Customer at the Delivery Point at the rate nominated by Customer pursuant to Section 5.2(c), which nominated rate shall be no less than the *** and no more than the ***; provided, however, that FLNG shall, on a daily basis, make Gas in excess of the *** (“Peaking Gas”) available to Customer at the Delivery Point in the quantities determined pursuant to Sections 5.2(a) and 5.2(b)(iv), but subject to the allocation under Section 3.3(d).

(c)	Customer Option to Reduce Maximum LNG Reception Quantity. No later than August 31, 2004, Customer shall, by providing written notice thereof (the “Reduction Notice”) to FLNG, have the right to reduce the Maximum LNG Reception Quantity for each Contract Year to an amount no less than 97,637,501 MMBTUs.

(d)	Expiration of Services Quantity. Subject to Section 10.7, if Customer does not use any portion of the Services Quantity made available to Customer pursuant to the terms of this Agreement, including any portion of the Services Quantity not used in connection with a Temporary Release, Customer’s right to such unused portion of the Services Quantity shall expire.

(e)	Excess Reception. Notwithstanding the provisions of Section 3.1(b)(i), in relation to any Contract Year, FLNG may, in its Sole Opinion, allow berthing, unloading and receipt of Customer’s LNG in quantities in excess of the Maximum LNG Reception Quantity. Any such reception by FLNG of quantities in excess of the Maximum LNG Reception Quantity shall be subject to the Parties’ prior agreement upon a temporary increase in the *** for a specified period of time in order to allow Customer to receive redelivery of such excess quantities within a reasonable time. The berthing, unloading and receipt of such quantities in excess of the Maximum LNG Reception Quantity shall not be construed to alter or release the obligations of the Parties under this Agreement, except that Customer shall pay the Excess Reception Fee for such excess quantities and except as otherwise provided in the preceding sentence.

3.2	Customer’s Use of Services Quantity

Customer shall be entitled to use the Services Quantity in whole or in part by itself, or may contract with one or more third parties for a Temporary Release of such Services Quantity pursuant to the terms and conditions of Section 6.2.

3.3	Gas Redelivery

(a)	No Pre-Delivery Right. On any given day during a Contract Year, Customer shall not be entitled to receive quantities of Gas in excess of Customer’s Inventory.

(b)	***. For purposes of this Agreement, the term “***” means (i) the *** divided by (ii) ***.

(c)	***. For purposes of this Agreement, the term “***” means, for any day in which Customer is nominating pursuant to Section 5.2(c) (a “Nomination Day”), the lesser of:

(i)	(a) the sum of (x) ***, and (y) ***, divided by (b) the lesser of thirty (30) or the number of days from and including the Nomination Day until the last day of Customer’s next Scheduled Unloading Window; or

(ii)	the “Alternate ***” as notified pursuant to Section 5.2(a), such amount being:

a.	the sum of: (x) *** and, (y) ***; and (z) the aggregate of the following, calculated for each Cargo expected to arrive in such month at the Freeport Facility for Customer’s account after the day in the relevant month that precedes the last day of such month by ***: (A) the quantity in MMBTUs of ***, divided by (B) *** and multiplied by (C) the number of ***, from and including the last day of the applicable Scheduled Unloading Window to and including the ***; divided by

b.	***.

provided, however, if the Expected Receipt Quantity for a particular Cargo scheduled to be delivered to the Freeport Facility in the following month exceeds *** MMBTUs, then FLNG shall have the right, in its notice under Section 5.2(a), to require *** to allow Other Customers to unload at the Freeport Facility their respective maximum LNG reception quantity on a *** over the Contract Year (such higher minimum rate being the “Large LNG Vessel Gas Redelivery Adjustment”), and further provided that if the application of the Large LNG Vessel Adjustment results in the *** exceeding the *** for a particular day, the *** shall automatically increase by the amount of such excess.

(d)	Peaking Gas. FLNG shall give due consideration to the notices provided to it by Customer and Other Customers electing to nominate quantities of Peaking Gas (the “Nominees”) pursuant to Sections 5.2(c) and 5.2(d) and shall allocate such Peaking Gas among the Nominees as follows:

(i)	First, to each Nominee in an amount not to exceed the lesser of (a) the quantity of Peaking Gas nominated by such Nominee, and (b) the product of (x) the quantity of ***, and (y) a fraction, the numerator of which is such Nominee’s ***, and the denominator of which is the aggregate *** of all Nominees;

(ii)	Second, if any excess quantity of Peaking Gas remains available, then to each Nominee with unfulfilled nominations for such Peaking Gas in an amount not to exceed the lesser of (a) the quantity of Peaking Gas nominated by such Nominee and not received under the prior allocation, and (b) the product of (x) the excess quantity of ***, and (y) a fraction, the numerator of which is the Nominee’s ***, and the denominator of which is the aggregate *** of all Nominees with unfulfilled nominations for such ***; and

(iii)	Third, if any excess quantity of Peaking Gas remains available, then by repeating the allocation in Section 3.3(d)(ii) until the entire quantity of Peaking Gas made available by FLNG has been allocated or all nominations for such Peaking Gas have been filled.

3.4	Failure to Take Delivery of Gas at Delivery Point

If on any day Customer fails materially to take redelivery of any Gas at the Delivery Point at the rate nominated by Customer pursuant to Article 5 and such failure is for reasons other than a Force Majeure or reasons attributable to FLNG, then FLNG may, at its option, take title to same free and clear of any Claims, and sell or otherwise dispose of such Customer’s Inventory using good faith efforts to obtain the best available prices and to minimize costs. FLNG shall credit to Customer’s account the net proceeds from the sale or other disposition of Customer’s Inventory to which it takes title hereunder, minus actual and reasonable transportation costs, third-party charges, and an administrative fee of $0.05 per MMBTU; provided, however, that if the amount of the credit exceeds the amount due to FLNG under the next monthly statement, then FLNG agrees to pay any such excess amount to Customer within five (5) Business Days after delivery of such monthly statement.

3.5	Freeport Services Manual

Acting as a Reasonable and Prudent Operator, FLNG shall develop and maintain a single services manual applicable to Customer and all Other Customers which contains detailed implementation procedures necessary for performance of this Agreement and agreements with Other Customers with regard to the matters set forth in Exhibit B attached hereto (but excluding the matters governed by the Freeport Facility Marine Operations Manual). In developing such a manual, FLNG shall provide Customer with a preliminary draft of the same (the “Preliminary Services Manual”). If Customer desires to consult with FLNG regarding the contents of the Preliminary Services Manual, Customer shall, no later than fifteen (15) days from delivery of said manual by FLNG, request to meet with FLNG by providing notice thereof to FLNG, and FLNG shall, no later than thirty (30) days after receipt of such notice, meet with Customer to discuss said manual. If (a) Customer does not submit the foregoing notice to FLNG on a timely basis or (b) Customer and FLNG meet pursuant to such a notice and are able during such meeting to agree upon revisions to the draft, then such draft, as so revised (and as amended from time to time), shall constitute the “Freeport Services Manual”. If Customer and FLNG meet pursuant to the foregoing notice and are unable during such meeting to agree upon revisions to the Preliminary Services Manual, then FLNG shall determine, while using its reasonable efforts to accommodate Customer’s views, the Freeport Services Manual. In the event FLNG intends to amend the Freeport Services Manual, then FLNG shall follow the procedure set forth above in relation to the Preliminary Services Manual. FLNG shall deliver to Customer and all Other Customers a copy of the Freeport Services Manual and any amendments thereto promptly after they have been finalized or amended, as the case may be. The Parties shall comply with the Freeport Services Manual in all material respects. FLNG will undertake to develop a Freeport Services Manual that is consistent with this Agreement; however, in the event of a conflict between the terms of this Agreement and the Freeport Services Manual, the terms of this Agreement shall control.

ARTICLE 4

COMPENSATION FOR SERVICES

4.1	Fee

Subject to the adjustments provided in Sections 4.3 and 4.7, Customer shall, as full compensation for the performance by FLNG of its obligations under this Agreement, bear the Retainage and pay to FLNG the sum of the following components (such sum collectively referred to as the “Fee”) in respect of the period from the later of the Commercial Start Date or Substantial Completion until the end of the Term (the “Payment Period”):

(a)	Reservation Fee. A monthly reservation fee (the “Reservation Fee”) consisting of the following:

(i)	a fixed amount (the “Fixed Fee Component”) payable in arrears and equal to the Maximum LNG Reception Quantity divided by the Monthly Component, multiplied by Input A; and

(ii)	a variable amount (the “Variable Fee Component”) payable in arrears and equal to *** multiplied by the Maximum LNG Reception Quantity divided by the Monthly Component; provided that:

a.	if the Henry Hub Price is greater than *** but less than or equal to ***, the Variable Fee Component shall be the product of (x) *** plus *** of the incremental amount by which the Henry Hub Price is greater than ***; and (y) the Maximum LNG Reception Quantity divided by the Monthly Component; or

b.	if the Henry Hub Price is greater than ***, the Variable Fee Component shall be *** multiplied by the Maximum LNG Reception Quantity divided by the Monthly Component;

(b)	Incremental Costs. The following incremental costs (the “Incremental Costs”) payable in arrears:

(i)	the actual electric power cost associated with the Services provided hereunder to Customer, calculated as an amount equal to (x) all electric power costs incurred at the Freeport Facility and all Gas Storage Facilities, during the applicable period multiplied by (y) a fraction, the numerator of which is Customer’s LNG received at the Freeport Facility during such period and the denominator of which is the quantity of LNG received at the Freeport Facility during such period for the account of Customer and all Other Customers (provided, however, that FLNG shall use reasonable efforts to (x) minimize all such electric power costs, and (y) obtain the best commercial rates for electric services available at the location of the Freeport Facility given the intended use of the Freeport Facility and its twenty-four (24) hour operation); provided, however, that the amount payable by Customer for electric power cost associated with Gas Storage Facilities shall not, in any Contract Year, exceed ***/MMBTU multiplied by the Maximum LNG Reception Quantity;

(ii)	the actual amount of all reasonable incremental direct costs, if any, incurred by FLNG for berthing an LNG Vessel after sunset at the Freeport Facility;

(iii)	the actual amount of all reasonable incremental direct costs, if any, incurred by FLNG when an LNG Vessel arrives more than three (3) hours after the ETA set forth in the Final Notice delivered pursuant to Section 9.4(c)(iv), provided that if such a delay is directly caused by a Governmental Authority or a Force Majeure or Adverse Weather Conditions, then fifty percent (50%) of such reasonable incremental direct costs; and

(iv)	excess berth fees, if any, under Section 9.9(b)(iii); and

(c)	Excess Reception Fee. An excess reception fee (the “Excess Reception Fee”) if, in any Contract Year, FLNG receives quantities of LNG for Customer’s account in excess of the Maximum LNG Reception Quantity, payable in arrears upon Customer exceeding the Maximum LNG Reception Quantity. In any Contract Year that Customer exceeds the Maximum LNG Received Quantity, then Customer shall have the option to carry forward into the next Contract Year one-half of the last Cargo without incurring the Excess Reception Fee for such carry-forward quantity. The Excess Reception Fee shall equal (i) the amount by which *** for such Contract Year (ii) multiplied by a fee equal to the sum of *** divided by *** for such Contract Year.

4.2	Retainage

For purposes of this Agreement, the term “Retainage” means the aggregate of *** of Customer’s LNG, to be retained by FLNG as compensation for fuel for the Freeport Facility.

4.3	Services Unavailability

(a)	Meeting. If some or all of the Services are unavailable to Customer on any day (or portion of a day) during the Term (collectively referred to as “Services Unavailability”) as a result of (x) a failure of FLNG (including an unexcused failure of FLNG), (y) Force Majeure of FLNG, or (z) a curtailment or temporary discontinuation of Services pursuant to Section 18.2 but not Section 18.1, then the Parties agree ***.

(b)	Expert Determination. If, within *** following such meeting, the Parties are unable to agree upon a means by which to restore the Services lost during such Services Unavailability and/or to reduce the Fee during such Services Unavailability, the Parties shall immediately submit their Dispute to an expert pursuant to the provisions of Section 23.2 for determination by such expert of an amount by which the Fee shall be reduced as a result of the Services Unavailability, the intent being that Customer will not pay for Services to the extent not restored.

(c)	Litigation. Notwithstanding any provision herein to the contrary, including Sections 4.3(b) and 23.2, if a Party does not agree with the expert’s final decision, then such Party may refer the Dispute to litigation pursuant to Article 23 *** of the date the expert’s final decision is received by the Parties. If the expert’s determination is not challenged in any such litigation within ***, then such determination shall become final and binding. In any such litigation the expert determination on the specific matter shall be entitled to a rebuttable presumption of correctness.

(d)	Other Remedies. For the avoidance of doubt, the provisions of this Section 4.3 are without prejudice to any other rights or remedies of Customer arising hereunder or by law or otherwise, including the right to recover damages or pursue other remedies that Customer may have as a result of such Services Unavailability.

4.4	Construction Cost Deviation Amount and Additional Capital Costs

(a)	Construction Cost Deviation Amount. The Fixed Fee Component is based upon estimated expenditures of *** for FLNG’s construction of the Freeport Facility as such facility is approved by FERC in the order granting authorization for the Freeport Facility under Section 3(a) of the Natural Gas Act. Input A shall be adjusted, upwards or downwards as the case may be, by ***/MMBTU for each *** (or fraction thereof) deviation in FLNG’s actual cost of constructing the Freeport Facility (pursuant to the application filed by FLNG with FERC on March 28, 2003) as compared to such estimated expenditures of *** (such adjustment being the “Construction Cost Deviation Amount”); provided that:

(i)	after issuance by FERC of the order granting authorization for the Freeport Facility under Section 3(a) of the Natural Gas Act (pursuant to the application filed by FLNG with FERC on March 28, 2003), the Construction Cost Deviation Amount shall be based on the positive or negative difference between *** and the total lump sum turnkey price due to the EPC contractor from FLNG under the engineering, procurement and construction contract for the Freeport Facility as of the date of execution of such contract (including any amounts due as a result of any change orders thereunder to the extent necessary to comply with such FERC order pursuant to the application filed with FERC on March 28, 2003);

(ii)	Input A shall not be adjusted in relation to any costs for any dredging of the main ship channel beyond the scope of that anticipated in the application filed by FLNG with FERC on March 28, 2003; and

(iii)	the Construction Cost Deviation Amount shall not increase the Input A to an amount above ***/MMBTU or decrease the Input A to an amount below ***/MMBTU.

(b)	Additional Capital Costs. If (i) FLNG is required to incur any capital expenditure to comply with any law, rule or regulation imposed by FERC or any Governmental Authority subsequent to (x) approval by FERC of FLNG’s application for authorization for the Freeport Facility under Section 3(a) of the Natural Gas Act and (y) execution by FLNG of the engineering, procurement and construction contract for the Freeport Facility so authorized and (ii) such expenditure is beyond those originally foreseen as of the Effective Date (“Additional Capital Costs”), then (a) the Input A shall be increased by an amount equal to *** for each *** (or fraction thereof) of Additional Capital Costs and (b) FLNG shall require comparable incremental payments from Other Customers, in each case until such time as the Additional Capital Costs and finance costs associated therewith have been fully recouped by FLNG through such incremental payments by Customer and by comparable incremental payments from Other Customers. For the avoidance of any doubt, any item payable or excluded under Section 4.4(a) shall be outside the scope of this Section 4.4(b).

(c)	Limitation. Notwithstanding Sections 4.4(a) and 4.4(b) or any other provision of this Agreement, neither the application of the Construction Cost Deviation Amount nor the application of Additional Capital Costs shall increase the Reservation Fee to the extent that such increase would cause the quotient of

(i)	the Reservation Fee (excluding any adjustment in Section 4.7); and

(ii)	the Maximum LNG Reception Quantity divided by the Monthly Component,

to exceed *** per MMBTU.

4.5	New Taxes

(a)	Allocation. If, subsequent to the Effective Date, any Governmental Authority enacts any new Taxes on FLNG, the Services, or the Freeport Facility (“New Taxes”), then the Parties shall meet with a view to agreeing on amendments to this Agreement with respect to the equitable allocation of such New Taxes by and among the Parties and Other Customers. For purposes of this Agreement, New Taxes shall be considered to exclude Taxes on the capital, revenue, or income derived by FLNG, sales or use Taxes on construction of the Freeport Facility, an increase in existing Taxes, payments due under the Freeport Facility Lease, and any Taxes on real or personal property owned or leased by FLNG. If the Parties fail to reach agreement within ninety (90) days of the commencement of such negotiations, the Parties shall within thirty (30) days thereafter appoint an expert pursuant to Article 23 to allocate the effect of New Taxes between the Parties and

Other Customers. The expert shall determine a method by which the effects thereof may be equitably allocated among the Parties and the Other Customers. The expert shall be authorized to modify this Agreement in accordance with the expert’s resolution of such allocation. The terms “equitable allocation” or “equitably allocated” under this Section 4.5 shall take into account: (a) the timing of when FLNG incurs New Taxes, (b) if there has been a reduction of Taxes and a concurrent enactment of New Taxes, which Party currently bears the risk of Taxes under this Agreement, (c) that Customer is paying, as part of the Fee, *** per MMBTU in relation to property taxes on the Freeport Facility, (d) the portions of LNG terminalling services contracted by Customer and by Other Customers with FLNG, and (e) the remaining duration of the Term and of the term of the terminal use agreement with each Other Customer. In guidance to the amendment of the Agreement, any New Taxes allocated to Customer hereunder shall be treated as part of the Fee for the purposes of Sections 4.3 and 4.7(b).

(b)	Tax Proceedings. In the event FLNG or any of its Affiliates receives notice of any examination, claim, assessment, adjustment or other proceeding relating to the liability for New Taxes, FLNG shall notify Customer in writing within twenty (20) days of receiving notice thereof. The Parties shall cooperate with each other and with their respective Affiliates in the negotiations and settlement of any such examination, claim, assessment, adjustment or other proceeding.

4.6	Services Provided to Other Customers

(a)	Identity of Other Customers. FLNG shall from time to time inform Customer of the identity of all Other Customers who have signed with FLNG terminal use agreements having a term of at least *** (***) years.

(b)	Terminal Use Agreements with Other Customers. In its negotiation of terminal use agreements with Other Customers, FLNG shall use best efforts to include shipping, scheduling and operational provisions that are consistent in all material respects with the provisions in Article 5, Article 8, Article 9, Article 10, Article 11, and Article 17 herein.

4.7	Certain Adjustments to Reservation Fee

(a)	Reservation Fee Rebate. For purposes of Section 4.1, FLNG shall credit the Customer’s statement for which payment is due on *** with an amount determined as follows (such amount the “Reservation Fee Rebate Amount”):

(i)	***

(ii)	***

(iii)	***

(iv)	***

(v)	***

(b)	Adjustment during Extension Terms. Notwithstanding any provision to the contrary in Section 4.1 and this Agreement, during any Extension Term, the Parties shall adjust the *** such that the Fee equals the then current market rates for similar LNG tolling services in the United States; provided, however, that the *** for the Extension Term, as adjusted, shall not exceed the *** applicable to the Initial Term and shall not be less than ***. If the Parties are unable to agree upon the then current market rates in the United States no later than *** prior to the expiration of the then current Term, the Parties agree to submit the Dispute to an expert pursuant to Section 23.1. If the Parties are able to agree to such adjustment of the ***, the Parties shall execute a supplement to this Agreement pursuant to Section 27.1. Notwithstanding any provision to the contrary in Section *** and this Agreement, during any Extension Term, the Parties shall adjust the *** set forth in Section *** such that the ***.

(c)	No Other Charges or Fee Increases. There shall be no charges due from Customer to FLNG nor any increases in the Fee unless specifically authorized by this Agreement.

ARTICLE 5

SCHEDULING

5.1	Customer LNG Receipt Schedule

(a)	FLNG Deliverables. Not later than one hundred twenty (120) days prior to the beginning of each Scheduling Period, FLNG shall provide to the Scheduling Representative a non-binding written assessment of the dates of any planned maintenance to or modifications of the Freeport Facility for such Scheduling Period and the expected impact of such activities on the availability of Services. FLNG shall limit the number of days of any planned maintenance to or modifications of the Freeport Facility and shall meet the requirements of Article 18.

(b)	Notice from Scheduling Representative. Not later than one hundred five (105) days prior to the beginning of each Scheduling Period, the Scheduling Representative shall notify FLNG of the following:

(i)	a programming schedule for the unloading of (x) up to the Maximum LNG Reception Quantity over the course of the next Contract Year as well as (y) up to *** percent (***%) of the Maximum LNG Reception Quantity for the next succeeding Contract Year (such percentage to be adjusted to reflect any partial Contract Year) over the course of the last three months of the Scheduling Period, which schedule shall specify, for each Unloading Window, the proposed arrival date (the “Arrival Date”) of the applicable LNG Vessel and which Arrival Date must (x) result in a delivery pattern whereby deliveries in any given month do not materially exceed ***, (y) result in deliveries in any given month ***, and (z) take into consideration the planned maintenance and modification dates furnished to Customer by FLNG as set forth in Section 5.1(a); and

(ii)	for each Arrival Date proposed pursuant to Section 5.1(b)(i), the name of the LNG Vessel expected to deliver LNG to the Freeport Facility (if the identity of the LNG Vessel is known to Customer at such time), the Expected Receipt Quantity, and the anticipated quality (expressed in terms of Gross Heating Value) of the LNG to be delivered at the Receipt Point during the Scheduling Period.

(c)	Notices from Other Customers. Customer acknowledges that Other Customers will submit similar notices to FLNG regarding the matters provided for in Section 5.1(b).

(d)	Preliminary Receipt Schedule. *** shall take into consideration the notices that it receives from the Scheduling Representative and the Other Customers and, not later than ninety (90) days prior to the beginning of each Scheduling Period, *** shall issue to *** via the *** (or via an alternative *** if the *** is unavailable) a preliminary receipt schedule for such Scheduling Period (the “*** Preliminary Receipt Schedule”). In issuing a *** Preliminary Receipt Schedule for a particular Scheduling Period, *** shall not alter, absent ***’s request, any Scheduled Unloading Window allocated to *** for the last *** months of the Customer LNG Receipt Schedule for the prior Scheduling Period. Customer may propose to FLNG to change any such Scheduled Unloading Window, and FLNG agrees to give due consideration to, and use reasonable efforts to accommodate, such change. The *** Preliminary Receipt Schedule shall set forth (i) *** and (ii) *** for purposes of changes pursuant to Section 5.1(i).

(e)	Other *** Preliminary Receipt Schedules and Mutual Cooperation. *** acknowledges that *** will issue to *** via the *** a preliminary receipt schedule similar to the *** Preliminary Receipt Schedule described in Section 5.1(d), but customized for each such *** (“*** Preliminary Receipt Schedules”). *** also acknowledges that conflicts will occur in the preparation of the Preliminary Receipt Schedule and *** Preliminary Receipt Schedules because of the joint use of the Freeport Facility among Customer and Other Customers. Accordingly, the Parties agree to cooperate with each other to resolve any such conflict.

(f)	Consultation; Customer LNG Receipt Schedule. If the Scheduling Representative desires to consult with *** regarding the contents of the *** Preliminary Receipt Schedule, the Scheduling Representative shall, no later than fifteen (15) days from the issuance of the *** Preliminary Receipt Schedule, request to meet with *** by providing notice thereof (the “Consultation Notice”) to ***, and *** shall, no later than fifteen (15) days after receipt of the Consultation Notice, meet with the Scheduling Representative to discuss the *** Preliminary Receipt Schedule. If (i) the Scheduling Representative does not submit a Consultation

Notice to *** on a timely basis or (ii) the Scheduling Representative and *** meet pursuant to a Consultation Notice and are able during such meeting to agree upon revisions to the *** Preliminary Receipt Schedule, then such *** Preliminary Receipt Schedule, as so revised (and as updated from time to time for such Scheduling Period by *** via the ***, such updates to be made in accordance with this Agreement and the Freeport Services Manual) shall constitute the “Customer LNG Receipt Schedule”. If the Scheduling Representative and *** meet pursuant to a Consultation Notice and are unable during such meeting to agree upon revisions to the *** Preliminary Receipt Schedule, then *** shall determine, while using its reasonable efforts to accommodate Customer’s views, the Customer LNG Receipt Schedule with the understanding that, for purposes of such determination, no Major Customer shall be given any preference in scheduling over any other Major Customer but Major Customers shall be given preferential consideration in scheduling over Non-Major Customers. FLNG shall issue via the *** (or via an alternative *** if the *** is unavailable) the Customer LNG Receipt Schedule no later than sixty (60) days prior to the first day of the Scheduling Period. The Customer LNG Receipt Schedule shall set forth (i) *** and (ii) ***.

(g)	Other Customer LNG Receipt Schedules. Customer acknowledges that FLNG shall issue to each Other Customer a final receipt schedule similar to the Customer LNG Receipt Schedule described in Section 5.1(f) but customized for each such Other Customer (such schedules referred to as “Other Customer LNG Receipt Schedules”).

(h)	Adjustment to Scheduling Periods. Upon written request by the Customer, FLNG shall use reasonable efforts to modify the time periods expressly set forth in Sections 5.1(a), 5.1(b), 5.1(d), and 5.1(f) to allow Customer to interface these periods with corresponding time periods for scheduling agreed upon by Customer and its LNG Suppliers. For purposes of this Section 5.1(h), FLNG shall be deemed to have used reasonable efforts if FLNG rejects Customer’s request because it determines, acting as a Reasonable and Prudent Operator, that any such modification would infringe on the rights of Other Customers.

(i)	Customer Changes to Customer LNG Receipt Schedule. The Parties agree as follows:

(i)	Subject to the terms of this Section 5.1(i), at any time following the issuance of the Customer LNG Receipt Schedule, the Scheduling Representative may submit to FLNG a written request to change a Scheduled Unloading Window to an Unloading Window that is not presently allocated to Customer or Other Customers and which FLNG is making available to Customer and Other Customers under the Customer LNG Receipt Schedule (such request to change, a “Customer Open Window Request”). Customer understands that (x) Other Customers shall also have the right to submit to FLNG similar scheduling requests (each an “Other Customer Open Window Request”), (y) ***, and

(z) *** as soon as possible but not later than 5:00 p.m., Central Time of the Business Day following the date of receipt by FLNG of the applicable Open Window Request. Upon accepting an Open Window Request, FLNG shall notify Customer and Other Customers thereof via the *** (or via an alternative *** if the *** is unavailable). Notwithstanding anything herein to the contrary, Customer shall use its reasonable efforts to keep to a minimum the number of Customer Open Window Requests it submits to FLNG.

(ii)	Subject to the terms of this Section 5.1(i), at any time following the issuance of the Customer LNG Receipt Schedule, the Scheduling Representative may submit to FLNG a written request to change a Scheduled Unloading Window to a forty-eight (48) hour period that is unavailable to Customer under the Customer LNG Receipt Schedule (such change, a “Change Request”). Customer acknowledges that any Change Request will (x) *** and (y) ***. Accordingly, FLNG shall *** any Change Request and shall notify Customer thereof via the *** (or via an alternative *** if the *** is unavailable) within three (3) Business Days of its receipt of a Change Request. Notwithstanding anything herein to the contrary, Customer shall use *** to keep to a minimum the number of Change Requests it submits to FLNG, and FLNG shall use its reasonable efforts to accommodate Customer’s Change Requests.

(j)	Other Modifications Due to Services Unavailability. If, for any Scheduled Unloading Window, Customer is unable, due to a Services Unavailability, to berth and unload an LNG Vessel, each affected Scheduled Unloading Window allocated to Customer during such period shall be ***, to the extent affected. In the event a Scheduled Unloading Window is so cancelled, such cancellation shall be without prejudice to Customer’s rights and remedies hereunder. Except as otherwise provided in Section 5.1(i), the Customer LNG Receipt Schedule shall be considered firm and shall not be subject to change by FLNG; provided, however, that FLNG ***, with preference to Major Customers, if such Services Unavailability caused the *** of one or more Scheduled Unloading Windows allocated to Customer and/or Other Customers, in order to maximize efficient usage of the Freeport Facility to assist Customer and Other Customers to unload quantities of LNG which would otherwise have been unloaded at the Freeport Facility during such cancelled Scheduled Unloading Windows. Moreover, in the event of a Services Unavailability, FLNG shall make reasonable efforts to *** of redelivery of Gas for Customer and Other Customers to maximize efficient usage of the Freeport Facility to assist Customer and Other Customers to *** which would otherwise have been received at the Delivery Point during such Services Unavailability.

5.2	Gas Delivery Procedure

(a)	Preliminary Nomination Schedule. Not later than the fifteenth (15th) day of each month, commencing the month immediately prior to the Commercial Start Date,

FLNG shall provide to the Scheduling Representative a nomination schedule (the “Preliminary Nomination Schedule”) that sets forth, for each day of the ensuing month, the following:

(i)	the ***; and

(ii)	all *** which, at the time of notification of the Preliminary Nomination Schedule, FLNG acting as a Reasonable and Prudent Operator *** from the Freeport Facility; provided, however, that FLNG shall not be obligated to offer or deliver *** to Customer or Other Customers from Gas Storage Facilities or to the extent that a Reasonable and Prudent Operator would not obligate itself to do so under similar circumstances and conditions.

For the avoidance of doubt, FLNG shall be obligated to make available to Customer the quantities of *** notified in the Preliminary Nomination Schedule, as allocated pursuant to Section ***.

(b)	Daily Records. Commencing on the Commercial Start Date, FLNG shall, on each Business Day by the time specified in the Freeport Services Manual, post on the *** for access by Customer certain daily records (the “Daily Records”), including the following:

(i)	Customer’s Inventory held as of 11:59 p.m., Central Time on the day preceding the posting of the Daily Records;

(ii)	the estimated quantity of Customer’s Inventory expected to be held in Storage as of 11:59 p.m., Central Time on the Business Day on which the Daily Records are posted, taking into account expected receipts and deliveries during such Business Day;

(iii)	if applicable, the estimated quantity of Customer’s Inventory expected to be held in Storage as of 11:59 p.m., Central Time on each non-Business Day occurring between the Business Day on which the Daily Records are posted and the next Business Day, taking into account expected receipts and deliveries during such Business Days; and

(iv)	either (x) the total quantity of ***, if any, which FLNG acting as a Reasonable and Prudent Operator has determined on such Business Day will be *** on (a) the Business Day or (b) the Business Day following the posting of the Daily Records or (y) if such posting falls on a Business Day that precedes any non-Business Day, the total quantity of ***, if any, which FLNG acting as a Reasonable and Prudent Operator has determined on such Business Day ***; provided, however, that FLNG shall not be obligated to offer or deliver *** to Customer or Other Customers from Gas Storage Facilities or to the extent that a Reasonable and Prudent Operator would not obligate itself to do so under similar circumstances and conditions, as long as the total quantity posted on the Daily Records is not less than those provided pursuant to Section 5.2(a)(ii).

(c)	Gas Nomination. Commencing on the Commercial Start Date, the Scheduling Representative shall, on each Business Day by the time specified in the Freeport Services Manual, nominate the quantities of Gas (including Peaking Gas, if available) that Customer desires to be delivered to it at the Delivery Point on the next Business Day and any intervening days that are not Business Days (such next day(s) hereinafter referred to as a “Delivery Date”) by providing notice thereof (the “Nomination Notice”) to FLNG. Subject to Section 3.3(a), the quantities nominated by the Scheduling Representative in a Nomination Notice shall in no event be less than the *** nor more than the ***, except in the case of nominations of *** where the Scheduling Representative must, in the Nomination Notice, request the *** as well as the quantities of *** requested by Customer for delivery. In the event FLNG does not receive a Nomination Notice on a timely basis, the Scheduling Representative shall be deemed to have nominated the *** unless Customer has nominated in writing for multiple days a higher amount not to exceed the ***.

(d)	Variations in Daily Redelivery Rates. FLNG shall use reasonable efforts to designate in the Freeport Services Manual certain blocks of time during a day on which Customer and Other Customers may elect to vary the rates by which FLNG is to redeliver Gas nominated for a given day without exceeding the total quantity of Gas nominated. If FLNG chooses to designate such blocks of time and Customer desires to vary its rates, Customer shall, in a Nomination Notice, set forth the specific quantities of Gas to be redelivered by FLNG during such blocks. The Freeport Services Manual shall include provisions which ensure that, if FLNG chooses to designate such blocks of time, Customer shall be allocated at least its pro-rata share of such variable rates in daily Gas redelivery.

(e)	Other Customer Nomination Notices. Customer acknowledges that Other Customers shall provide to FLNG notices similar to the Nomination Notice described in Section 5.2(c).

(f)	Allocation of ***; Peaking Notice. Customer understands that if quantities of *** are made available to Customer and Other Customers pursuant to Sections 5.2(a) and 5.2(b)(iv), each of Customer and the Other Customers shall have the option to nominate all or any portion of such quantities through the notices provided for in Sections 5.2(c) and 5.2(d). FLNG shall allocate such *** as provided in Section *** and, for any given day, shall notify Customer of the quantities of *** allocated to Customer within the time specified in the Freeport Services Manual.

5.3	Standard

FLNG shall act as a Reasonable and Prudent Operator in performing the scheduling activities required by this Article 5.

5.4	Scheduling Representative

By no later than one month prior to the Commercial Start Date, Customer shall appoint an individual to act as Scheduling Representative for the purposes of this Article 5; provided, however, that Customer shall have the right to change the identity of the Scheduling Representative at any time by notice to FLNG. Unless otherwise stated herein, Customer hereby authorizes the Scheduling Representative to do and perform any and all acts for and on behalf of Customer with regard to scheduling matters provided for in this Article 5.

5.5	Scheduling Coordination Among Customer and Other Customers

Customer shall have the right to request FLNG to arrange a joint meeting with Other Customers with respect to any matter in relation to the performance of this Article 5. FLNG shall use reasonable efforts to organize such a meeting, provided that FLNG may elect to include additional Other Customers if ***. If the Other Customers invited by FLNG agree to participate in such a joint meeting between Customer, Other Customers and FLNG, the joint meeting shall be held as soon as possible. Unless otherwise agreed, any such joint meeting shall be held in Houston, Texas or by telephone, as appropriate.

ARTICLE 6

RELEASE OF SERVICES

6.1	General

Customer may assign (a) all or a part of the Services Quantity as a Temporary Release in accordance with Section 6.2, or (b) all or a part of the Services Quantity in accordance with Article 19.

6.2	Temporary Release

(a)	General. Customer may from time to time assign part of the Services Quantity in writing to a third party (a “Temporary Customer”) on a temporary basis for not more than the remainder of the then existing Scheduling Period (each such partial assignment referred to herein as a “Temporary Release”). Customer shall have the right to have occurring at any given time up to *** (***) Temporary Release for each *** MMBTUs of Maximum LNG Reception Quantity.

(b)	Conditions. A Temporary Release shall be subject to the following conditions:

(i)	Notice and Consent. No Temporary Release shall be permitted, or shall become effective, unless and until:

a.	The proposed Temporary Release is consistent with the terms and conditions of this Agreement;

b.	The Services Quantity that Customer seeks to assign by way of a proposed Temporary Release includes only Scheduled Unloading Windows under the Customer LNG Receipt Schedule;

c.	Customer has (x) delivered to FLNG a written notice in the form set forth in the Freeport Services Manual (a “Release Notice”) disclosing in sufficient detail the terms and conditions of the proposed Temporary Release relevant to the Services Quantity for FLNG to be able to carry out its obligations under this Article 6, including the proposed effective date and expiration date of the Temporary Release but excluding any sensitive pricing information related thereto, and (y) furnished to FLNG all information reasonably requested by FLNG with respect to such Temporary Release to the extent necessary for FLNG to carry out its obligations under this Agreement; and

d.	Except as otherwise provided below, FLNG has consented to the Temporary Release by executing the Release Notice, such consent not to be withheld provided Customer complies in all respects with the provisions of Sections 6.2(b)(i)a through 6.2(b)(i)c.

(ii)	Temporary Releases for Subsequent Scheduling Periods. Notwithstanding the requirement in Section 6.2(a) that a proposed Temporary Release relate to the then existing Scheduling Period, in order to assist Customer in its long-term business planning, Customer shall be entitled to submit to FLNG from time to time Temporary Releases for subsequent Scheduling Periods. Subject to the same consent rights (if any) set forth in Section 6.2(b)(i)d, FLNG shall execute a Release Notice for such Temporary Release for a subsequent Scheduling Period.

(iii)	Authorization. Following the execution by FLNG of the Release Notice, FLNG shall be authorized to perform the specified portion of the Services Quantity for Temporary Customer, subject to the provisions of this Agreement. In relation to a Temporary Release, Temporary Customer shall be fully authorized to act on behalf of Customer, and FLNG shall be entitled to rely on the nominations, notices and other submissions communicated to FLNG by the Temporary Customer in relation to the Temporary Release as if such nominations, notices and other submissions had been made by Customer itself. In the event of a conflict between the terms of the nominations, notices and other submissions issued by the Temporary Customer in relation to the Temporary Release and those issued by Customer, the terms issued by Customer shall control.

(iv)	No Effect on ***. For the avoidance of doubt, a Temporary Release shall in no event increase the ***.

(v)	Performance. Commencing on the Release Date and continuing through the expiration or termination of the Temporary Release, (i) FLNG shall perform the Services assigned to Temporary Customer under the Temporary Release, and (ii) Customer shall cause Temporary Customer to perform, for the benefit of FLNG, all requirements and obligations of Customer under this Agreement in relation to the Temporary Release.

(vi)	Expiration of Temporary Release. Except as otherwise provided herein, FLNG shall render Services to Temporary Customer for the period set forth in the Temporary Release (such period herein referred to as the “Temporary Term”). Customer’s Nomination Notices shall ensure that the Temporary Release Inventory is reduced to zero (0) MMBTUs as of the last day of the Temporary Term. In the event that the Temporary Release Inventory is not reduced to zero (0) MMBTU on last day of the Temporary Term, the Temporary Release Inventory remaining thereafter shall be deemed solely as Customer’s Inventory.

(vii)	Remedial Actions. In the event Temporary Customer’s actions are materially inconsistent with the requirements of this Agreement, FLNG shall provide written notice thereof to Customer. Customer shall (x) inform FLNG within five (5) days of its receipt of FLNG’s notice of the remedial actions it intends to take to cause Temporary Customer’s actions to be materially consistent with the requirements of this Agreement, and (y) cause Temporary Customer to be in compliance herewith within thirty (30) days after delivery of FLNG’s notice. In the event Customer is unable to cause Temporary Customer to be in compliance herewith, FLNG may terminate the Temporary Release by written notice to Customer.

(viii)	Responsibility. Customer shall ensure that each Temporary Release is performed in a manner consistent with the Release Notice and the terms and provisions of this Agreement. Notwithstanding anything in this Article 6 to the contrary, FLNG shall invoice Customer in accordance with the provisions of Section 12.1 for the Fee attributable to a Temporary Release, and Customer shall pay, or cause to be paid, the Fee attributable to a Temporary Release. No Temporary Release or anything in this Section 6.2 shall relieve Customer or FLNG of any responsibility or liability under this Agreement. Customer shall remain liable to FLNG for all obligations of Customer and Temporary Customer in connection with any Temporary Release. FLNG shall remain liable to Customer for all obligations of FLNG in connection with any Temporary Release.

(ix)	No Third-Party Beneficiary. A Temporary Customer is not intended to be, and shall not be construed to be, a third-party beneficiary of this Agreement, nor shall a Temporary Release, or anything contained in this Agreement, create any contractual or quasi-contractual relationship or obligation between any Temporary Customer and FLNG.

ARTICLE 7

TERM

7.1	Term

(a)	General. Subject to the provisions of this Agreement, including Article 20, the term of this Agreement (the “Term”) shall consist of the Initial Term and, if applicable, any Extension Term.

(b)	Initial Term. The initial term of this Agreement (the “Initial Term”) shall commence on the Commercial Start Date, and shall continue thereafter until the day immediately preceding the twentieth (20th) anniversary thereof.

(c)	Extension Term. Except as otherwise provided herein, at the expiration of the Initial Term, Customer shall have the right to elect to extend the term of this Agreement as follows (each an “Extension Term”):

(i)	an extension term which shall commence on the day immediately following the expiration of the Initial Term and continue thereafter until February 28, 2033 (the day on which the initial term of the Freeport Facility Lease expires); and

(ii)	in addition to the extension right under (i) above, up to two additional ten (10) year extension terms from February 28, 2033, the first of which shall commence on March 1, 2033 and continue until February 28, 2043, and the second of which shall commence on March 1, 2043 and continue until February 28, 2053.

If Customer desires to extend this Agreement by an Extension Term, Customer must (i) notify FLNG of its good faith desire to elect the applicable Extension Term at least one thousand eight hundred twenty-five (1,825) days prior to the expiration of the then current Term, and (ii) no later than one thousand four hundred sixty (1,460) days prior to the expiration of the then current Term send FLNG a binding confirmation (“Binding Confirmation”) that the term is extended by an Extension Term. Upon Customer’s delivery of a Binding Confirmation to FLNG, this Agreement will then be automatically extended for the applicable Extension Term.

7.2	Commencement of Deliveries

In accordance with the procedure set forth in this Section 7.2, FLNG shall notify Customer of the date on which Services for Customer will commence at the Freeport Facility (the final date so notified being the “Commercial Start Date”). The Commercial Start Date shall be a date within the period from April 1, 2007 to March 31, 2008 (such period being the “First Window Period”). The First Window Period shall be narrowed pursuant to the following provisions:

(a)	No later than December 1, 2006, FLNG shall notify Customer of a two hundred seventy (270) day window (“Second Window Period”) falling within the First Window Period for the Commercial Start Date; provided that if FLNG fails to give timely notice of same, the Second Window Period shall be the latest possible two hundred seventieth (270th) day window period within the First Window Period;

(b)	No later than ninety (90) days in advance of the first day of the Second Window Period, FLNG shall notify Customer of a one hundred eighty (180) day window (“Third Window Period”) falling within the Second Window Period for the Commercial Start Date; provided that if FLNG fails to give timely notice of same, the Third Window Period shall be the latest possible one hundred eighty (180) day window period within the Second Window Period;

(c)	No later than sixty (60) days in advance of the first day of the Third Window Period, FLNG shall notify Customer of a ninety (90) day window (“Fourth Window Period”) falling within the Third Window Period for the Commercial Start Date; provided that if FLNG fails to give timely notice of same, the Fourth Window Period shall be the latest possible ninety (90) day window period within the Third Window Period;

(d)	No later than thirty (30) days in advance of the first day of the Fourth Window Period, FLNG shall notify Customer of a sixty (60) day window (“Fifth Window Period”) falling within the Fourth Window Period for the Commercial Start Date; provided that if FLNG fails to give timely notice of same, the Fifth Window Period shall be the latest possible sixty (60) day period within the Fourth Window Period;

(e)	No later than fifteen (15) days in advance of the first day of the Fifth Window Period, FLNG shall notify Customer of a thirty (30) day window (“Sixth Window Period”) falling within the Fifth Window Period for the Commercial Start Date; provided that if FLNG fails to give timely notice of same, the Sixth Window Period shall be the latest possible thirty (30) day period within the Fifth Window Period;

(f)	No later than seven (7) days in advance of the first day of the Sixth Window Period, FLNG shall notify Customer of a fifteen (15) day window (“Final Window Period”) falling within the Sixth Window Period for the Commercial Start Date; provided that if FLNG fails to give timely notice of same, the Final Window Period shall be the latest possible fifteen (15) day period within the Sixth Window Period; and

(g)	No later than three (3) days in advance of the first day of the Final Window Period, FLNG shall notify Customer of the Commercial Start Date falling within the Final Window Period; provided that if FLNG fails to give timely notice of same, the Commercial Start Date shall be the latest possible day in the Final Window Period.

The Commercial Start Date shall be the date so notified, regardless of whether any unloading of Customer’s LNG at the Freeport Facility actually occurs on such date.

7.3	Delay Caused by Force Majeure

Should an event of Force Majeure occur that has the effect of delaying the Commercial Start Date, then the Commercial Start Date shall be postponed or delayed to fully address the effects of such event.

7.4	Construction Progress Reports

Beginning on April 1, 2004 and every quarter thereafter until the Commercial Start Date, FLNG shall furnish to Customer an interim progress report (collectively the “Progress Reports”) specifying the progress since the last report and the expected progress towards completing the construction, testing and operational start-up of the Freeport Facility. Each Progress Report shall include the status and progress of all construction, an update of the construction schedule, and any other information which Customer has reasonably requested in writing in advance to enable Customer to evaluate the status and progress of construction, testing and operational start-up of the Freeport Facility.

ARTICLE 8

FREEPORT FACILITY

8.1	Freeport Facility

(a)	Standard of Operation.

(i)	By the Commercial Start Date, FLNG shall cause the Freeport Facility to be engineered, constructed and commissioned in a good and workman-like manner, in conformance with this Agreement and in material compliance with all Approvals necessary to commence operations of the Freeport Facility.

(ii)	On and after the Commercial Start Date, FLNG shall at all times engineer, construct, modify, maintain and operate (or cause to be engineered, constructed, modified, maintained and operated):

a.	the Freeport Facility in accordance with the following: (x) International LNG Terminal Standards, including those dealing with the environment, health and safety; and (y) to the extent not inconsistent with International LNG Terminal Standards, such good and prudent practices as are generally followed in the LNG industry by Reasonable and Prudent Operators of LNG receiving and regasification terminals;

b.	the Freeport Facility Pipeline in accordance with (x) Pipeline Standards, including those dealing with the environment, health and safety; and (y) to the extent not inconsistent with Pipeline Standards, such good and prudent practices as are generally followed by Reasonable and Prudent Operators of U.S. Gas pipelines; and

c.	each Gas Storage Facility in accordance with (x) Storage Standards, including those dealing with the environment, health and safety; and (y) to the extent not inconsistent with Storage Standards, such good and prudent practices as are generally followed by Reasonable and Prudent Operators of Gas storage facilities.

(b)	Facilities to be Provided. The Freeport Facility shall at all times after the Commercial Start Date include at least the following:

(i)	appropriate systems for communications with LNG Vessels;

(ii)	berthing facilities at Quintana Island, Texas capable of receiving an LNG Vessel having a displacement of no more than 150,000 tonnes, an overall length of no more than 1,050 feet, a beam of no more than 165 feet, and a draft of no more than 42 feet, which LNG Vessels can safely reach, fully laden, and safely depart, and at which LNG Vessels can lie safely berthed and unload safely afloat;

(iii)	lighting sufficient to permit unloading operations (other than berthing or departing berth) by day or by night, to the extent permitted by Governmental Authorities (it being acknowledged, however, that FLNG shall in no event be obligated to allow nighttime berthing operations at the Freeport Facility if FLNG determines, acting as a Reasonable and Prudent Operator, that such operations during nighttime hours could pose safety or operational risks to the Freeport Facility, an LNG Vessel, or a third party);

(iv)	unloading facilities capable of receiving LNG at a rate of no less than 10,000 Cubic Meters per hour when the pressure at the Receipt Point is at least 5.6 bars (gauge), with three (3) unloading arms each having a reasonable operating envelope to allow for ship movement and manifold strainers of sixty (60) mesh;

(v)	a vapor return line system of sufficient capacity to transfer to an LNG Vessel quantities of Gas necessary for the safe unloading of LNG at required rates, pressures and temperatures;

(vi)	facilities allowing ingress and egress between the Freeport Facility and the LNG Vessel by (x) representatives of Governmental Authorities for purposes of unloading operations; and (y) representatives of Customer and/or an independent surveyor for purposes of conducting tests and measurements of LNG on board the LNG Vessel in accordance with Annex I;

(vii)	LNG storage facilities with a total gross capacity of at least three hundred twenty thousand (320,000) Cubic Meters of LNG;

(viii)	LNG regasification facilities with a total daily capacity of at least 1,605,000 MMBTUs; and

(ix)	the Freeport Facility Pipeline with a total daily capacity at the Delivery Point of at least 2,140,000 MMBTUs, with suitable interconnections with Downstream Pipelines capable of accepting such volumes.

If FLNG elects, in its Sole Opinion, to also provide Gas Storage Facilities, such facilities shall be made available in the quantities determined by FLNG from time to time.

(c)	Facilities Not Provided. For the avoidance of doubt, services and facilities not provided at the Freeport Facility include the following: (i) facilities and loading lines for liquid or gaseous nitrogen to service an LNG Vessel; (ii) facilities for providing bunkers; and (iii) facilities for the handling and delivery to the LNG Vessel of ship’s stores, provisions and spare parts.

8.2	Modifications to Freeport Facility

(a)	Freeport Facility. Customer acknowledges that it is familiar with the general specifications for the LNG berthing and unloading facilities of the Freeport Facility as of the date hereof. FLNG acknowledges that such specifications have taken into consideration the necessary ship shore compatibility in relation to typical LNG tankers existing as of the Effective Date. After the date hereof, Customer shall ensure, at no cost to FLNG except as set forth in Section 8.2(b), that each of the LNG Vessels is fully compatible with the Freeport Facility. Should an LNG Vessel fail materially either to be compatible with the Freeport Facility, or to be in compliance with the provisions of Article 9, Customer shall not employ such LNG Vessel until it has been modified to be so compatible or to so comply.

(b)	Modifications. FLNG shall have the right, but not the obligation, to from time to time modify the Freeport Facility (including via construction or acquisition of other facilities) in order to perform the Services or any other mode of LNG, Gas, or energy-related services, subject to (x) such modifications not rendering the Freeport Facility incompatible with an LNG Vessel, (y) such modifications not reducing the Services Quantity except as allowed in Section 18.1 and (z) such modifications not otherwise conflicting with each Party’s rights and obligations under this Agreement, including the requirements of Sections 5.1(a), 8.1(b) and 18.1. Notwithstanding (x) but subject to (y) and (z) in the foregoing sentence, FLNG may make such modifications in a manner that would render it incompatible with an LNG Vessel provided that:

(i)	such modification is made pursuant to a change in International LNG Terminal Standards; or

(ii)	the LNG Vessel is capable of being modified to maintain compatibility with both the Freeport Facility and other terminals in its normal/intended trade and, in connection with a modification (other than pursuant to paragraph (i) above), FLNG reimburses Customer for the reasonable actual costs incurred by Customer in causing Transporter to modify the LNG Vessel to maintain compatibility with the Freeport Facility as so modified; provided, further, that Customer shall use its reasonable efforts to minimize costs to be borne by FLNG hereunder, shall notify FLNG reasonably in advance of the nature and expected cost of all such LNG Vessel modifications by Transporter, and shall certify to FLNG the actual amount and detail of all costs incurred for which such reimbursement from FLNG is requested.

8.3	Customer Inspection Rights

On and after the Commercial Start Date and upon obtaining FLNG’s prior written consent, which consent shall not be unreasonably withheld or delayed, a reasonable number of Customer’s designated representatives (including LNG Suppliers and Temporary Customers) may from time to time inspect the operation of the Freeport Facility so long as such inspection occurs from 8:00 a.m. to 5:00 p.m. on a Business Day. Any such inspection shall be at Customer’s sole risk and expense. Customer (and its designees) shall carry out any such inspection without any interference with or hindrance to the safe and efficient operation of the Freeport Facility. Customer’s right to inspect and examine the Freeport Facility shall be limited to verifying FLNG’s compliance with FLNG’s obligations under this Agreement and shall not entitle Customer to make direct requests to FLNG regarding any aspect of the Freeport Facility. No inspection (or lack thereof) of the Freeport Facility by Customer hereunder, or any requests or observations made to FLNG or its representatives by or on behalf of Customer in connection with any such inspection, shall (a) modify or amend FLNG’s obligations, representations, warranties and covenants under this Agreement or under any agreement or instrument contemplated by this Agreement; or (b) constitute an acceptance or waiver by Customer of FLNG’s obligations under this Agreement.

8.4	Responsible Practices

(a)	Wastes. FLNG warrants that it shall perform all activities hereunder (including any construction, maintenance and operations activities), Services and activities related thereto safely and in material conformance with all applicable laws, regulations and ordinances dealing with hazardous wastes. FLNG shall be deemed the generator and owner of any “Wastes” (which term, as used in this Agreement, includes “hazardous substances” and/or “hazardous materials” which are “disposed or released” as provided in the Federal Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C.A. 9601 et seq., “waste” as provided in the Federal Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C.A. 6901 et seq. and includes waste of any kind including routine process waste and by-products which are disposed) generated in connection with FLNG’s performance under this Agreement. As such, FLNG shall be solely and independently responsible for any and all Liabilities related to such Wastes and shall safely and in material compliance with all applicable laws, regulations and ordinances dispose of or arrange for the disposal of the same.

(b)	Safety, Security and Hygiene. FLNG shall become familiar with all materials, chemicals, LNG, Gas and Wastes, used, produced or generated, respectively, while performing under this Agreement. FLNG shall materially comply with the Federal OSHA “Hazard Communication Standard,” codified as 29 C.F.R. 1910.1200, et seq., and any similar state “right-to-know” laws which are currently in force or may be enacted in the future. FLNG is solely responsible for informing its employees and contractors of the hazards associated with any materials, chemicals, LNG, Gas and Wastes handled pursuant to this Agreement and is also responsible for training its employees and contractors in the proper methods of handling the same.

(c)	Personnel. All FLNG personnel (other than those performing routine maintenance or cleaning functions) shall be fluent in written and oral English.

(d)	Indemnification. FLNG shall indemnify, defend and hold Customer (including Customer’s Affiliates, Temporary Customers and their respective officers, directors, employees, servants, agents, successors, and assigns) harmless from and against any and all Liabilities arising out of any and all of the following:

(i)	the failure of FLNG or those acting under or for FLNG to comply with all federal, state and local laws, regulations and ordinances (including those related to the environment, health and safety) in connection with FLNG’s performance of its obligations under this Section 8.4;

(ii)	any contamination of the environment or damage to natural resources, including damage to any environmental medium (air, water, groundwater or soil), arising out of the activities of FLNG at a facility owned or operated by FLNG or a facility/location chosen by FLNG for its disposal of Wastes or any other facility at which FLNG’s Wastes may be released or threatened to be released, including any liability imposed by federal, state and local laws, regulations and ordinances, including CERCLA, RCRA, or comparable and applicable state and local legal requirements; or

(iii)	any damage to any property or death or injury of persons (including FLNG’s employees) arising out of FLNG’s performance or nonperformance of its obligations under this Section 8.4 or out of FLNG’s operation of the Freeport Facility.

The obligations in this Section 8.4(d) shall apply regardless of the type of assertion being made including any legal, equitable, or admiralty causes of action or rights (including negligence, strict liability in tort, other tort, express or implied warranty, indemnity, contract, contribution or subrogation), whether the assertion is made by a Party or any third party, regardless of when the events underlying such assertion occurred and shall apply to all types of damages allowed under this Agreement.

ARTICLE 9

TRANSPORTATION AND UNLOADING

9.1	LNG Vessels

(a)	Customer to Cause LNG Vessels to Comply. As between Customer and FLNG, Customer shall be responsible for the transportation of LNG from the Loading Port to the Freeport Facility. In this regard, Customer shall cause each LNG Vessel to comply with the requirements of this Article 9 in all respects.

(b)	Approvals and Documentation. Each LNG Vessel shall comply with the regulations of, and obtain all Approvals required by, Governmental Authorities to enable such LNG Vessel to enter, leave and carry out all required operations at the Freeport Facility. Each LNG Vessel shall at all times have on board valid documentation satisfactory to FLNG evidencing all such Approvals. Each LNG Vessel shall comply fully with the International Safety Management Code for the Safe Operation of Ships and Pollution Prevention effective July 1, 1998, and at all times be in possession of a valid safety management certificate.

(c)	Fireboats, Escort Vessels and Port Charges. Customer shall arrange for, or cause the appropriate Person to arrange for, such number and types of fireboats and escort vessels as are required by Governmental Authorities to attend the LNG Vessel so as to permit safe and efficient movement of the LNG Vessel within the maritime safety areas located in the approaches to and from the Freeport Facility. Customer shall pay, or cause to be paid, all Port Charges directly to the appropriate Person; provided, however, that FLNG shall be solely responsible for payment of all charges under the Freeport Facility Lease other than the Port Use Fees (excluding rent) and Thru-Put Fees. Should FLNG amend the Freeport Facility Lease, such amendment shall not operate to increase the Port Charges.

(d)	Requirements. Each LNG Vessel must satisfy the following requirements:

(i)	Specifications. Except as otherwise mutually agreed in writing by the Parties, each LNG Vessel shall be compatible with the specifications of the Freeport Facility identified in Section 8.1(b). Notwithstanding the foregoing, in the event an LNG Vessel is compatible with the specifications set forth in Section 8.1(b) or otherwise acceptable to FLNG, but a Governmental Authority or Pilot prohibits or otherwise hinders the utilization of such LNG Vessel, Customer’s obligations under this Agreement shall not be excused or suspended by reason of Customer’s inability (pursuant to the foregoing) to use such a vessel as an LNG Vessel. FLNG will provide reasonable assistance to Customer in Customer’s attempt to remove any such prohibition or hindrance.

(ii)	LNG Vessel Capacity. Except as otherwise agreed in writing by FLNG, each LNG Vessel shall have an LNG cargo containment capacity of no less than one hundred twenty thousand (120,000) Cubic Meters, determined at the time of loading of LNG.

(iii)	Condition of the LNG Vessel. Each LNG Vessel shall be in compliance with International LNG Vessel Standards. The location of the unloading manifold shall allow a safe margin for movement of the arms within the operating envelope.

(iv)	Classification Society. Each LNG Vessel shall at all times be maintained in class with any of the American Bureau of Shipping, Lloyds Register of Shipping or Det Norske Veritas or any other classification society that is mutually agreeable to the Parties.

(v)	Construction. Each LNG Vessel shall have been constructed to all applicable International LNG Vessel Standards (including the International Code For the Construction and Equipment of Ships Carrying Liquefied Gases in Bulk).

(vi)	Operation and Maintenance. Each LNG Vessel shall comply with, and shall be fully equipped, supplied and maintained to comply with, all applicable International LNG Vessel Standards. Unless approved by FLNG in writing, which approval shall not be unreasonably withheld or delayed, an LNG Vessel shall be prohibited from engaging in any maintenance, repair or in water surveys while berthed at the Freeport Facility. Each LNG Vessel shall comply fully with the guidelines of any Governmental Authority of the United States, including the National Oceanographic and Atmospheric Administration (NOAA), in relation to actions to avoid strikes in U.S. waters with protected sea turtles and cetaceans (e.g., whales and other marine mammals) and with regard to the reporting of any strike by the LNG Vessel which causes injury to such protected species.

(vii)	Crew. The officers and crew of each LNG Vessel shall have the ability, experience, licenses and training commensurate with the performance of their duties in accordance with, internationally accepted standards as adopted on first-class LNG-carrying vessels and as required by Governmental Authorities and any labor organization having jurisdiction over the LNG Vessel or her crew. Without in any way limiting the foregoing:

a.	all shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the law of the flag state of the LNG Vessel and any applicable requirements of the laws of the United States of America;

b.	the Master, chief engineer, chief mate and cargo engineer (and such other officers of the LNG Vessel having responsibilities associated with the preparation of the LNG Vessel for unloading) shall be trained and certified to a standard customary for an operator of a first-class LNG vessel of the type and tonnage of the LNG Vessel and in compliance with the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978;

c.	the Master, chief engineer, all cargo engineers, and all deck officers shall be fluent in written and oral English and shall maintain all records and provide all reports with respect to the LNG Vessel in English, and there shall otherwise be on board sufficient personnel with a good working knowledge of the English language to enable cargo handling and unloading to be carried out efficiently and safely and to enable communications between the LNG Vessel and those unloading the LNG Vessel to be carried out quickly and efficiently; and

d.	none of the LNG Vessel’s Master, officers or crew shall, while serving on the LNG Vessel, abuse the use of drugs or alcohol, and Transporter shall maintain a written policy to such effect, such policy to meet or exceed the standards of the Oil Companies International Marine Forum’s Guidelines for the Control of Drugs and Alcohol Aboard Ship, 1995, as amended from time to time. If any Master, officer or crew member abuses the use of drugs or alcohol, such individual shall be dismissed from service on the LNG Vessel.

(viii)	Communications. Each LNG Vessel shall have communication equipment complying with applicable regulations of Governmental Authorities and permitting such LNG Vessel to be in constant communication with the Freeport Facility and with other vessels in the area (including fireboats, escort vessels and other vessels employed in port operations).

(ix)	Pumping Time. Provided that the Freeport Facility supplies a suitable vapor return line meeting the requirements of Section 8.1(b)(v), then:

a.	an LNG Vessel with an LNG cargo containment capacity less than or equal to one hundred forty thousand (140,000) Cubic Meters shall be capable of unloading LNG in a maximum of fifteen (15) hours; and

b.	an LNG Vessel with an LNG cargo containment capacity greater than one hundred forty thousand (140,000) Cubic Meters shall be capable of unloading LNG in the number of hours derived after applying the following formula:

15 + x = maximum LNG unloading time (in hours)

where:

y =	the LNG cargo containment capacity of the LNG Vessel in excess of 140,000 Cubic Meters; and

x =	y/10,000 Cubic Meters

Time for connecting, cooling, stripping and disconnecting, and cooling of liquid arms shall not be included in the computation of pumping time.

9.2	Freeport Facility Marine Operations Manual

Acting as a Reasonable and Prudent Operator, FLNG shall develop and maintain a single marine operations manual that governs activities at the Freeport Facility, applies to all LNG Vessels and vessels used by Other Customers, and is consistent with International LNG Vessel Standards (but excluding the matters governed by the Freeport Services Manual). In developing such a manual, FLNG shall provide Customer with a preliminary draft of the same (the “Preliminary Marine Operations Manual”). If Customer desires to consult with FLNG regarding the contents of the Preliminary Marine Operation Manual, Customer shall, no later than fifteen (15) days from delivery of said manual by FLNG, request to meet with FLNG by providing notice thereof to FLNG, and FLNG shall, no later than thirty (30) days after receipt of such notice, meet with Customer to discuss said manual. If (a) Customer does not submit the foregoing notice to FLNG on a timely basis or (b) Customer and FLNG meet pursuant to such a notice and are able during such meeting to agree upon revisions to the draft, then such draft, as so revised (and as amended from time to time) shall constitute the “Freeport Facility Marine Operations Manual”. If Customer and FLNG meet pursuant to the foregoing notice and are unable during such meeting to agree upon revisions to the Preliminary Marine Operations Manual, then FLNG shall determine, while using its reasonable efforts to accommodate Customer’s views, the Freeport Facility Marine Operations Manual. In the event FLNG intends to amend the Freeport Facility Marine Operations Manual, then FLNG shall follow the procedure set forth above in relation to the Preliminary Marine Operations Manual. FLNG shall deliver to Customer and all Other Customers a copy of the Freeport Facility Marine Operations Manual and any amendments thereto promptly after they have been finalized or amended, as the case may be. The Parties shall comply with the Freeport Facility Marine Operations Manual in all material respects. FLNG will undertake to develop a Freeport Facility Marine Operations Manual that is consistent with this Agreement; however, in the event of a conflict between the terms of this Agreement and the Freeport Facility Marine Operations Manual, the terms of this Agreement shall control.

9.3	LNG Vessel Inspections; Right to Reject LNG Vessel

(a)	Inspections. During the Term, on prior reasonable notice to Customer, FLNG may, at its sole risk, send its representatives (including an independent internationally recognized maritime consultant) to inspect during normal working hours any LNG Vessel as FLNG may consider necessary to ascertain whether the LNG Vessel complies with the provisions of this Agreement. FLNG shall bear the costs and expenses in connection with any inspection conducted hereunder. Any such inspection may include, as far as is practicable having regard to the LNG Vessel’s operational schedule, examination of the LNG Vessel’s hull, cargo and ballast tanks, machinery, boilers, auxiliaries and equipment; examination of the LNG Vessel’s deck and engine scrap/rough and fair copy/official log books; review of records of surveys by the LNG Vessel’s classification society and relevant Governmental Authorities; and review of the LNG Vessel’s operating procedures and performance of surveys, both in port and at sea. Any inspection carried out pursuant to this Section 9.3(a): (i) shall not interfere with, or hinder, any LNG Vessel’s safe and efficient construction or operation; and (ii) shall not entitle FLNG or any of its representatives to make any request or recommendation directly to Transporter except through Customer. No inspection (or lack thereof) of an LNG Vessel hereunder shall (i) modify or amend Customer’s obligations, representations, warranties and covenants under this Agreement or under any agreement or instrument contemplated by this Agreement; or (ii) constitute an acceptance or waiver by FLNG of Customer’s obligations under this Agreement.

(b)	Right to Reject LNG Vessel. Without prejudice to any other rights and remedies arising hereunder or by law or otherwise, FLNG shall have the right to reject any LNG Vessel that Customer intends to use to deliver LNG to the Freeport Facility if such LNG Vessel does not comply materially with the provisions of this Agreement, provided that:

(i)	neither the exercise nor the non-exercise of such right shall reduce the responsibility of Customer to FLNG in respect of such vessel and her operation, nor increase FLNG’s responsibilities to Customer or third parties for the same; and

(ii)	Customer’s obligations under this Agreement shall not be excused or suspended by reason of Customer’s inability (pursuant to the foregoing) to use a vessel as an LNG Vessel.

9.4	Advance Notices Regarding LNG Vessel and Cargoes

(a)	Changes in Expected Receipt Quantity. If, subsequent to issuing the notice required under Section 5.1(b)(ii) herein, Customer has reason to foresee a change in the Expected Receipt Quantity for a particular Arrival Date, Customer shall promptly provide notice thereof to FLNG and include in such notice Customer’s new estimate of the Expected Receipt Quantity. To the extent such new estimate increases the Expected Receipt Quantity contained in any prior notice for that

Scheduled Unloading Window, FLNG shall use reasonable endeavors to accept such larger quantity but shall at all times retain the right not to accept such increase if, in its Sole Opinion, such new estimate will result in excess inventory at the Freeport Facility.

(b)	LNG Vessel Nomination. As soon as possible but no later than five (5) days prior to the scheduled loading date for a Cargo, Customer shall notify FLNG of the information specified below:

(i)	name of LNG Vessel and, in reasonable detail, the age, dimensions, specifications, operator, safety record, and condition of such LNG Vessel;

(ii)	name of Loading Port;

(iii)	expected departure date of LNG Vessel from Loading Port;

(iv)	estimated arrival date at the Freeport Facility; and

(v)	any changes in the Expected Receipt Quantity since Customer’s prior notice.

In the event Customer has a reason to foresee a change in the information specified above, Customer shall promptly provide notice thereof to FLNG. Moreover, if the vessel that Customer proposes to use as an LNG Vessel has not, within the immediately preceding Contract Year, delivered LNG to the Freeport Facility, Customer shall endeavor to notify FLNG thereof as soon as possible but in no event later than twenty (20) days prior to the first day of the applicable Scheduled Unloading Window.

(c)	LNG Vessel Movements. With respect to each Cargo of LNG to be delivered hereunder, Customer shall give, or cause the Master of the LNG Vessel to give, to FLNG the following notices:

(i)	A first notice (“First Notice”), which shall be sent upon the departure of the LNG Vessel from the Loading Port and which shall set forth the time and date that loading was completed, the volume (expressed in Cubic Meters) of LNG loaded on board the LNG Vessel, the estimated time of arrival of the LNG Vessel at the Arrival Location (“ETA”), and any operational deficiencies in the LNG Vessel that may affect its performance at the Freeport Facility or berth;

(ii)	A second notice (“Second Notice”), which shall be sent ninety-six (96) hours prior to the ETA set forth in the First Notice, stating the LNG Vessel’s then ETA. If, thereafter, such ETA changes by more than six (6) hours, Customer shall give promptly, or cause the Master of the LNG Vessel to give promptly, to FLNG notice of the corrected ETA;

(iii)	A third notice (“Third Notice”), which shall be sent twenty-four (24) hours prior to the ETA set forth in the Second Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than three (3) hours, Customer shall give promptly, or cause the Master of the LNG Vessel to give promptly, to FLNG notice of the corrected ETA;

(iv)	A fourth notice (“Final Notice”), which shall be sent twelve (12) hours prior to the ETA set forth in the Third Notice (as corrected), confirming or amending such ETA. If, thereafter, such ETA changes by more than one (1) hour, Customer shall give promptly, or cause the Master of the LNG Vessel to give promptly, to FLNG notice of the corrected ETA; and

(v)	An NOR, which shall be given at the time prescribed in Section 9.5 below.

(d)	Characteristics of Cargoes. With the First Notice, Customer shall notify FLNG, or cause FLNG to be notified, for FLNG’s information only, of the following characteristics of the LNG comprising its Cargo as determined at the time of loading:

(i)	Gross Heating Value per unit;

(ii)	molecular percentage of hydrocarbon components and nitrogen;

(iii)	average temperature; and

(iv)	density at loading.

(e)	Right to Reject Certain Quantities. Without prejudice to any other rights and remedies arising hereunder or by law or otherwise, FLNG shall for any reason (including limitations in LNG Storage) have the right to reject unloading of that quantity of LNG on board an LNG Vessel that exceeds by more than five percent (5%) the Expected Receipt Quantity for such Cargo as specified in, whichever applicable, (i) the notice delivered pursuant to Section 5.1(b)(ii) and utilized by FLNG for the purposes of determining the Customer LNG Receipt Schedule or (ii) any subsequent notice delivered pursuant to Section 9.4(a) and accepted by FLNG.

9.5	Notice of Readiness

(a)	Issuance. Subject to any applicable restrictions, including any nighttime transit restrictions imposed by Governmental Authorities or Pilots or any other reasonable timing restrictions imposed by FLNG, the Master of an LNG Vessel or its agent shall give to FLNG its NOR to unload (berth or no berth) upon arrival of such LNG Vessel at the specific location off the Freeport Facility designated for such purposes in the Freeport Facility Marine Operations Manual (such location referred to as the “Arrival Location”).

(b)	Effectiveness. An NOR given under Section 9.5(a) shall become effective as follows:

(i)	For an LNG Vessel arriving at the Arrival Location at any time before 6:00 a.m., Central Time on the first day of the Scheduled Unloading Window allocated to such LNG Vessel, an NOR shall be deemed effective at the earlier of (x) 6:00 a.m., Central Time on the first day of such Scheduled Unloading Window; or (y) the time unloading commences;

(ii)	For an LNG Vessel arriving at the Arrival Location at any time between the period of 6:00 a.m., Central Time on the first day of the Scheduled Unloading Window allocated to such LNG Vessel and two (2) hours before sunset, Central Time on the second day of such Scheduled Unloading Window (such period referred to as the “NOR Window”), an NOR shall become effective at the time of its issuance; or

(iii)	For an LNG Vessel arriving at the Arrival Location at any time after the expiration of the NOR Window, an NOR shall become effective upon FLNG’s notice to the LNG Vessel that it is ready to receive the LNG Vessel at berth.

9.6	Berthing Assignment

(a)	General Rule. FLNG shall determine the berthing sequence of all LNG Vessels and other vessels at the Freeport Facility in order to ensure compliance with the Customer LNG Receipt Schedule and the Other Customer LNG Receipt Schedules. If an LNG Vessel arrives not ready to unload for any reason, FLNG may refuse to allow it to berth.

(b)	Timely Arrival. FLNG shall berth an LNG Vessel arriving before or during its NOR Window at the first opportunity that FLNG determines such LNG Vessel will not interfere with unloading by any other scheduled vessel. Subject to Section 9.6(c), FLNG shall not be obligated to berth an LNG Vessel arriving later than two (2) hours prior to sunset at the Freeport Facility on the second day of the Scheduled Unloading Window allocated to such LNG Vessel (hereinafter referred to as the “Berthing Deadline”). For the avoidance of doubt, if FLNG does not berth such LNG Vessel by the Berthing Deadline, Customer’s sole recourse and remedy for FLNG’s breach thereof is demurrage pursuant to Section 9.7(c) and excess boil-off pursuant to Section 9.7(d). If berthing Services are unavailable to Customer and all Other Customers, then such unavailability shall be a Services Unavailability under Section 4.3 as opposed to a failure to meet the Berthing Deadline under this Section 9.6(b).

(c)	Late Arrival. FLNG shall berth an LNG Vessel arriving after its NOR Window at the first opportunity that FLNG reasonably determines such LNG Vessel will not interfere with unloading by any scheduled vessel.

9.7	Unloading Time

(a)	Allotted Unloading Time. The allotted unloading time for each LNG Vessel (“Allotted Unloading Time”) shall be thirty-six (36) hours, subject to extensions for:

(i)	reasons attributable to Customer, a Pilot, a Governmental Authority, the LNG Vessel or its Master, crew, owner or operator;

(ii)	Adverse Weather Conditions;

(iii)	Force Majeure;

(iv)	unscheduled curtailment or temporary discontinuation of operations at the Freeport Facility in accordance with Section 18.2;

(v)	occupancy of the berth by an LNG vessel that arrived at berth at the Freeport Facility no later than two (2) hours prior to sunset on the second day of the Scheduled Unloading Window allocated to such vessel, which shall result in an extension of no more than nine (9) hours;

(vi)	failure to send the Final Notice; and

(vii)	nighttime transit restrictions.

(b)	Actual Unloading Time. The actual unloading time for each LNG Vessel (“Actual Unloading Time”) shall commence when the NOR is effective under Section 9.5(a) and shall end when the unloading and return lines of the LNG Vessel are disconnected from the Freeport Facility’s unloading and return lines.

(c)	Demurrage at the Freeport Facility.

(i)	In the event Actual Unloading Time exceeds Allotted Unloading Time (including any extension in accordance with Section 9.7(a)) (“Demurrage Event”), FLNG shall pay to Customer as liquidated damages demurrage in United States dollars (which shall be prorated for a portion of a day) determined in accordance with the rate set out in the following table:

LNG Vessel Cargo Capacity	Demurrage Rate in $/day

Less than 120,000 Cubic Meters	Rate to be established by agreement of the Parties

120,000 Cubic Meters or greater up to, but not including, 160,000 Cubic Meters	***

160,000 Cubic Meters or greater up to, but not including, 200,000 Cubic Meters	***

200,000 Cubic Meters or greater	***

(ii)	If a Demurrage Event occurs, Customer shall invoice FLNG for such demurrage pursuant to Section 12.2.

(d)	Excess Boil-Off. If an LNG Vessel is delayed in commencement of unloading due to an event occurring at the Freeport Facility and for a reason that would not result in an extension of Allotted Unloading Time under Section 9.7(a), and if, as a result thereof, the commencement of unloading is delayed beyond *** after the Notice of Readiness is effective, then, for each full hour by which commencement of unloading is delayed beyond such *** period, FLNG shall pay Customer as liquidated damages an amount, on account of excess boil-off, equal to the Henry Hub Price multiplied by the quantity in MMBTUs equal to *** of the Cargo per day. Customer shall invoice FLNG for such excess boil-off pursuant to Section 12.2.

9.8	Unloading at the Freeport Facility

(a)	Efficiency. FLNG shall cooperate with Transporters (or their agents) and with the Master of each LNG Vessel to facilitate the continuous and efficient delivery of LNG hereunder.

(b)	Vapor Return Line. During unloading of each Cargo of LNG, FLNG shall return to the LNG Vessel Gas in such quantities as are necessary for the safe unloading of the LNG at such rates, pressures and temperatures as may be required by the design of the LNG Vessel, and such returned Gas shall not be deemed to be volume unloaded for Customer’s account.

9.9	LNG Vessel Not Ready for Unloading; Excess Berth Time

(a)	Vessel Not Ready for Unloading. If any LNG Vessel, previously believed to be ready for unloading, is determined to be not ready after being berthed, FLNG may direct the LNG Vessel’s Master to vacate the berth and proceed to anchorage, whether or not other LNG vessels are awaiting the berth, unless it appears reasonably certain to FLNG that such LNG Vessel can be made ready without disrupting the overall unloading schedule of the Freeport Facility or operations of the Freeport Facility. When an unready LNG Vessel at anchorage becomes ready for unloading, its Master shall notify FLNG. Upon the reberthing of any LNG Vessel vacated pursuant to this Section 9.9(a), Customer shall be responsible for any actual costs incurred by FLNG acting as a Reasonable and Prudent Operator as a result of such LNG Vessel not being ready for unloading, with FLNG using reasonable efforts to minimize such costs.

(b)	Berth Limitations.

(i)	An LNG Vessel shall complete unloading and vacate the berth as soon as possible but not later than the following allowed berth time:

a.	twenty-four (24) hours, in the case of an LNG Vessel with an LNG cargo containment capacity less than or equal to one hundred forty thousand (140,000) Cubic Meters; or

b.	in accordance with the following formula, in the case of an LNG Vessel with an LNG cargo containment capacity greater than one hundred forty thousand (140,000) Cubic Meters:

24	+ x = allowed berth time (in hours)

where:

y =	the LNG cargo containment capacity of the LNG Vessel in excess of 140,000 Cubic Meters; and

x =	y/10,000 Cubic Meters.

Notwithstanding the foregoing, the aforementioned time restrictions shall be extended for: (a) reasons attributable to FLNG; (b) reasons attributable to a Pilot or to a Governmental Authority; (c) Adverse Weather Conditions; (d) Force Majeure; and (e) nighttime transit restrictions.

(ii)	If an LNG Vessel fails to depart at the end of its allowed berth time, FLNG may direct the LNG Vessel to vacate the berth and proceed to sea at utmost dispatch.

(iii)	If an LNG Vessel fails to vacate the berth after expiration of its allowed berth time after receipt of FLNG’s notice to do so under this Section 9.9, Customer shall reimburse FLNG for any and all reasonable and actual damages its incurs as a result thereof, including amounts FLNG becomes contractually obligated to pay as demurrage to any of the Other Customers or to pay any Other Customer for excess boil-off.

(iv)	Subject to this Section 9.9, in the event an LNG Vessel fails to vacate the berth and Customer is not taking actions to cause it to vacate the berth, FLNG may effect such removal at the expense of the Customer.

ARTICLE 10

RECEIPT OF LNG

10.1	Title, Custody and Risk of Loss

(a)	Title to Customer’s Inventory. Subject to Section 3.4, title with respect to Customer’s Inventory shall remain with Customer even during periods when it is in the possession and control of FLNG (including while held at a Gas Storage Facility and as provided in Section 10.5). For the avoidance of doubt, title and risk of loss with respect to Retainage shall pass to FLNG at the Receipt Point.

(b)	Possession, Risk of Loss and Control. Possession, risk of loss and control of Customer’s LNG shall pass from Customer to FLNG upon delivery of same at the Receipt Point. Possession, risk of loss and control of Customer’s Inventory shall pass from FLNG to Customer upon delivery of same at the Delivery Point.

10.2	No Encumbrance

(a)	Customer’s Covenants. Customer warrants to FLNG that (i) Customer has title to all of Customer’s Inventory, other than to the Temporary Release Inventory; and (i) the relevant Temporary Customer has title to all of the Temporary Release Inventory. Customer covenants that Customer’s Inventory shall remain free of all encumbrances and Liabilities therefor, and that no circumstances will exist which could give rise to any Liabilities or encumbrances relating thereto (collectively, “Claims”) other than those that may be caused by acts or omissions of FLNG or Other Customers. Customer agrees to fully defend, indemnify and hold FLNG and its Affiliates harmless against all Claims regarding Customer’s Inventory, including Claims brought by Other Customers, other than any Claims caused by acts or omissions of FLNG or Other Customers. For purposes of Section 10.2, the term “encumbrance” shall include any mortgage, pledge, lien, charge, adverse claim, proprietary right, assignment by way of security, security interest, title retention, preferential right or trust arrangement or any other security agreement or arrangement having the effect of security.

(b)	FLNG’s Covenants. FLNG covenants that it has the right to deliver to Customer at the Delivery Point all Gas held for Customer’s account free from all Claims relating thereto. FLNG covenants that Customer’s Inventory, while in FLNG’s possession or control, shall remain free of all Claims, other than those that may be caused by Customer’s acts or omissions. FLNG also covenants that the net proceeds resulting from any sale of Customer’s Inventory under Section 3.4 shall remain free of all Claims, other than those that may be caused by Customer’s acts or omissions. FLNG agrees to fully defend, indemnify and hold Customer and its Affiliates harmless from and against all Claims regarding Customer’s Inventory or such net proceeds, other than Claims caused by the acts or omissions of Customer.

10.3	Receipt of LNG

The receipt of LNG from an LNG Vessel at the Receipt Point shall be carried out by use of pumps and other equipment on the LNG Vessel under such reasonable and customary conditions specified in the Freeport Facility Marine Operations Manual; provided that such reasonable and customary conditions for the receipt of LNG specified in the Freeport Facility Marine Operations Manual shall not (a) exceed the specifications of the LNG Vessel, provided that such specifications meet the requirements of this Agreement; or (b) violate the requirements of a Governmental Authority having jurisdiction over the LNG Vessel.

10.4	Quality and Measurement of Customer’s LNG

Customer’s LNG shall be measured and tested in accordance with Annex I. Customer shall ensure that all LNG delivered at the Receipt Point for Customer’s account shall conform to the following specifications:

(a)	Gross Heating Value.

(i)	LNG when delivered by Customer to FLNG shall have, in a gaseous state, a Gross Heating Value of not less than 950 BTU per Standard Cubic Foot and not more than *** BTU per Standard Cubic Foot.

(ii)	If the Gross Heating Value of LNG to be delivered hereunder is higher than the limits set forth in Section 10.4(a)(i) by reason of boil-off occurring during a delay (other than a delay which extends Allotted Unloading Time under Section 9.7(a)) caused by FLNG in unloading an LNG Vessel of more than thirty (30) hours after NOR becomes effective, such LNG shall be deemed to have met the quality specifications of this Agreement regarding Gross Heating Value.

(b)	Components.

(i)	At the Receipt Point, the LNG delivered by Customer to FLNG shall, when in a gaseous state, contain not less than eighty six (86) molecular percentage (86 MOL%) of methane (C1) and, for the components and substances listed below, such LNG shall not contain more than the following:

a.	Nitrogen (N2), 0.5 MOL%;

b.	Ethane (C2), 11 MOL%;

c.	Propane (C3), 3.5 MOL%;

d.	Butanes (C4) and heavier, 2 MOL%;

e.	Pentanes (C5) and heavier, .09 MOL%;

f.	Hydrogen sulfide (H2S), .25 grains per 100 Standard Cubic Feet (.25 grains/100 SCF); and

g.	Total sulfur content, 5 grains per 100 Standard Cubic Feet (5 grains/100 SCF).

(ii)	The LNG when delivered by Customer to FLNG shall contain no water, mercury, active bacteria or bacterial agents (including sulfate reducing bacteria or acid producing bacteria) and other contaminants or extraneous material.

10.5	Off-Specification LNG

(a)	Refusal of Off-Spec LNG. Without prejudice to any other rights and remedies of FLNG hereunder, subject to Section 10.5(b), FLNG may refuse to take delivery of all or part of any LNG not conforming to the quality specifications set forth in Section 10.4 (“Off-Spec LNG”). However, if FLNG refuses to take delivery of LNG and such LNG is subsequently determined not to have been Off-Spec LNG, then FLNG shall pay all Liabilities incurred by Customer as a result of FLNG’s refusal, with Customer using reasonable efforts to minimize such Liabilities.

(b)	Notice. Customer shall provide notice to FLNG as soon as reasonably practicable of any existing or anticipated failure of the LNG available for delivery to FLNG hereunder to conform to the quality specifications set forth in Section 10.4, giving details of the nature and expected magnitude of the variance, the cause of the non-compliance and the probable duration thereof, including the Cargoes and Scheduled Unloading Windows to be affected thereby. If so notified, FLNG shall as soon as possible inform Customer whether it intends to reject any of such Off-Spec LNG. If FLNG is notified by Customer prior to the commencement of unloading of a Cargo at the Freeport Facility that the LNG is Off-Spec LNG and the quantity is delivered to the Freeport Facility, FLNG shall use reasonable endeavors to take delivery of any Cargoes which it would otherwise be entitled to reject; provided, however that FLNG shall be entitled to delay unloading of Off-Spec LNG for the period of time reasonably required for FLNG to determine whether it can take delivery of such Off-Spec LNG pursuant to this Section 10.5(b). Subject to FLNG first using its reasonable endeavors to take delivery of any Cargoes containing Off-Spec LNG, FLNG shall:

(i)	notify Customer that FLNG will take delivery of some or all of the affected Cargoes, without prejudice to FLNG’s rights and remedies with respect to such Off-Spec LNG other than FLNG’s right to reject said Cargo; or

(ii)	reject all or any of the affected Cargoes.

Unless FLNG was notified by Customer of Off-Spec LNG, FLNG shall provide notice to Customer as soon as reasonably practicable of any Off-Spec LNG, giving details of the nature and expected magnitude of the variance and the affected Cargo.

10.6	Customer’s Responsibility and Reimbursement

(a)	No Continuing Waiver. Acceptance of Off-Spec LNG shall not prevent FLNG from refusing future deliveries of Off-Spec LNG. No waiver by FLNG of any default by Customer of any of the specifications set forth in this Article 10 shall ever operate as a continuing waiver of such specification or as a waiver of any subsequent default, whether of a like or different character.

(b)	Delivery of a Cargo of Off-Spec LNG. If FLNG accepts delivery of a Cargo of Off-Spec LNG which it would otherwise be entitled to reject, Customer shall:

(i)	bear the financial responsibility for all reasonable and actual incremental costs (other than capital costs) and Liabilities incurred by FLNG or any of FLNG’s Affiliates, in each case acting as a Reasonable and Prudent Operator, in connection with receiving and treating Off-Spec LNG by such means as are appropriate, including mixing such Off-Spec LNG with lower calorific value Gas or injecting nitrogen, with FLNG using reasonable efforts to minimize such costs; and

(ii)	indemnify and hold harmless FLNG, its Affiliates and their respective directors, officers and employees from any and all Liabilities, including any of same attributable to claims of any Person (including Temporary Customers) and any Other Customers, which arise out of, are incident to or result from the acceptance, handling, disposal or use of Off-Spec LNG.

(c)	Extended Delivery of Off-Spec LNG. If (i) Customer notifies FLNG pursuant to Section 10.5(b) of an anticipated delivery of two (2) or more Cargoes of Off-Spec LNG and (ii) the Parties agree for FLNG to incur incremental capital costs in order to accept delivery of such Cargoes, then Customer shall, in addition to its payment and indemnification obligations under Section 10.6(b), bear the financial responsibility for and directly fund, at FLNG’s election, all such incremental capital costs.

10.7	Subsequent Deliveries

Unless otherwise requested by Customer, any quantities of LNG which were, under the Customer LNG Receipt Schedule, scheduled to be unloaded during the Contract Year but were actually unloaded at the Freeport Facility within the first *** (***) days in the following Contract Year shall be, for the purposes of the Maximum LNG Reception Quantity, deemed to have been received by FLNG in the Contract Year in which such quantities were originally scheduled to be unloaded.

ARTICLE 11

REDELIVERY OF GAS

11.1	General

(a)	Delivery Point. Subject to Section 3.3(a), the volume of Gas nominated by Customer for any day pursuant to Section 5.2 shall be delivered at the Delivery Point.

(b)	Commingled Stream. Customer acknowledges and agrees that Customer’s Inventory shall be delivered by FLNG in a commingled stream, including that combined with LNG received by FLNG from Temporary Customers and any Other Customers. Customer furthers acknowledges and agrees that Customer shall have no right to receive Gas of the same quality as Customer’s LNG, provided that the specifications of the commingled Gas stream at the Delivery Point satisfy the requirements set forth in Section 11.3.

(c)	Odorization. FLNG will deliver Customer’s Inventory at the Delivery Point in its natural state without the addition of any odorizing agent, and FLNG shall not be obligated to add odorizing agents to any Gas unless required to do so by a Governmental Authority. FLNG does not assume any responsibility for Liabilities by reason of the fact that it has not odorized Customer’s Inventory prior to its delivery to Customer.

11.2	Customer’s Responsibility

(a)	Downstream Arrangements. Customer shall arrange for the purchase and transportation of Gas by Downstream Pipelines in order to meet its obligations to take redelivery of Gas in accordance with the provisions of Section 3.4 at the rates nominated pursuant to Article 5. Customer shall be solely responsible for making all necessary arrangements with third parties at or downstream of the Delivery Point to enable FLNG to deliver Gas to Downstream Pipelines on a timely basis pursuant to the terms and conditions of this Agreement. Customer shall also be solely responsible for ensuring that all such arrangements are consistent with the terms and conditions of this Agreement and shall require all relevant third parties to confirm to FLNG all of Customer’s nominations and scheduling of deliveries of Gas, such confirmation to be by telephone, electronic transmission, or other means acceptable to FLNG. Such third-party arrangements shall be timely communicated to, and coordinated with, FLNG, and FLNG shall have no liability whatsoever for any failure of any such third party to provide downstream arrangements. The manner in which Customer’s Inventory is transported from or purchased at the Delivery Point shall be subject to the rules, guidelines, and policies of the Downstream Pipeline transporting or purchasing any such Gas (as may be changed from time to time by the Downstream Pipeline). Customer and FLNG recognize that the receipt and delivery on the Downstream Pipeline’s facilities of Gas shall be subject to the operational procedures of such Downstream Pipeline.

(b)	Imbalance Charges. In the event a Downstream Pipeline imposes scheduling fees, imbalance charges, cash out costs or similar costs, fees or damages for imbalances associated with Customer’s Gas (“Imbalance Charges”), Customer shall be obligated to use its reasonable efforts to avoid imposition of such Imbalance Charges. Customer shall indemnify and hold harmless FLNG, its Affiliates and their respective directors, officers and employees from all Liabilities arising out of, incident to or resulting from any Imbalance Charge directly resulting from Customer’s acts or omissions. FLNG shall indemnify and hold harmless Customer, its Affiliates and their respective directors, officers and employees from all Liabilities arising out of, incident to or resulting from any Imbalance Charge directly resulting from FLNG’s acts or omissions. FLNG will use reasonable efforts to minimize any Imbalance Charges and will notify Customer of any Imbalance Charges included in or imposed by any operational balancing agreement.

(c)	Limitation. Customer shall ensure that its Gas transportation and sales arrangements are in compliance with all applicable laws and regulations. In this regard, Customer agrees that it shall transport, or cause to be transported, Customer’s Inventory only into intra-state Gas pipelines or storage facilities unless otherwise approved by Governmental Authorities.

11.3	Specifications and Measurement of Gas at the Delivery Point

Gas delivered to Customer at the Delivery Point shall be measured and tested in accordance with Annex II. FLNG shall ensure that all Gas delivered at the Delivery Point for Customer’s account shall conform to the following specifications:

(a)	Gross Heating Value. Gas when delivered by FLNG to Customer shall have a Gross Heating Value of not less than 950 BTU per Standard Cubic Foot and not more than 1150 BTU per Standard Cubic Foot.

(b)	Components.

(i)	At the Delivery Point, Gas delivered by FLNG to Customer shall contain not less than eighty six (86) molecular percentage (86 MOL%) of methane (C1) and, for the components and substances listed below, such Gas shall not contain more than the following:

a.	Nitrogen (N2) three (3) MOL%;

b.	Pentanes (C5) and heavier, 0.1 MOL%;

c.	Hydrogen sulfide (H2S), .25 grains per 100 Standard Cubic Feet (.25 grains/100 SCF);

d.	Total sulfur content, 5 grains per 100 Standard Cubic Feet (5 grains/100 SCF);

e.	Oxygen (O2), ten (10) parts per million;

f.	Carbon dioxide (CO2), two (2) MOL%; and

g.	Water (H2O), seven (7) pounds per one million (1,000,000) cubic feet.

(ii)	Gas when delivered by FLNG to Customer shall contain no mercury, active bacteria or bacterial agents (including sulfate reducing bacteria or acid producing bacteria) and other contaminants or extraneous material.

(c)	Gas Delivery Pressure. Customer’s Inventory shall be delivered at the Delivery Point at an adequate pipeline pressure. In this regard, FLNG shall provide Gas at an adequate pressure (not to exceed 1250 psig) into the Freeport Facility Pipeline in order to deliver Gas at the Delivery Point.

11.4	Nonconforming Gas

(a)	Right to Reject. Without prejudice to any other rights and remedies of Customer hereunder, Customer shall have the right to reject Gas that does not conform to the specifications set forth in Section 11.3 (“Nonconforming Gas”); provided that Customer shall first use reasonable endeavors to take delivery of any Nonconforming Gas which it would otherwise be entitled to reject.

(b)	FLNG Indemnity. If Customer accepts delivery of Nonconforming Gas which it would otherwise be entitled to reject, FLNG shall indemnify and hold harmless Customer, its Affiliates and their respective directors, officers and employees from any and all Liabilities, including any of same attributable to claims of any Person (including Other Customers, a Downstream Pipeline, a Downstream Purchaser and Temporary Customers), which arise out of, are incident to or result from the acceptance, handling, disposal or use of Nonconforming Gas. If Customer accepts delivery of Nonconforming Gas which it would otherwise be entitled to reject, FLNG shall bear the financial responsibility for all reasonable and actual incremental costs (other than capital costs) and Liabilities incurred by Customer or any of Customer’s Affiliates, in each case acting as a Reasonable and Prudent Operator, in connection with accepting delivery of Nonconforming Gas.

ARTICLE 12

PAYMENT

12.1	Monthly Statements

Between the first (1st) day of each month and the tenth (10th) day of each month, commencing with the month after the beginning of the Payment Period, FLNG shall deliver to Customer a statement setting forth the following:

(a)	the Fixed Fee Component of the Reservation Fee for the prior month;

(b)	the Variable Fee Component of the Reservation Fee for the prior month;

(c)	the Incremental Costs, if any, for the prior month;

(d)	the Excess Reception Fee, if any, for the prior month;

(e)	any adjustment pursuant to Section 4.3; and

(f)	any adjustment pursuant to Section 4.7(a), in October of each year.

All statements delivered by FLNG to Customer shall as much as practicable account separately for the Fee related to each Temporary Release from all other amounts owed by Customer. FLNG shall reflect the Retainage for the prior month on any such statement.

12.2	Other Statements

If any other amount is due from one Party to the other hereunder and if provision for the invoicing of that amount due is not made elsewhere in this Article 12, then the Party to whom such amount is due shall furnish a statement therefor to the other Party, along with pertinent information showing the basis for the calculation thereof. Upon request, the Party who issued a statement under this Article 12 shall provide reasonable supporting documentation to substantiate any amount claimed to be due.

12.3	Adjustments

If, within two (2) years of the issuance of a statement, either Party acquires information indicating the necessity of an adjustment to such statement rendered hereunder, then the Party acquiring the information shall promptly serve on the other Party a written notice setting forth that information. Unless otherwise provided herein, after obtaining that information, the Party that prepared the prior statement which by reason of that information must be adjusted, shall promptly prepare and serve on the other Party an adjusted statement, showing the necessary payment, the calculation of the payment amount, and the Party from whom the payment is owing.

12.4	Payment Due Dates

(a)	Due Date for Monthly Statement. Each monthly statement submitted pursuant to Section 12.1 shall become due and payable on the later of (i) ten (10) days after delivery by FLNG of such monthly statement or (ii) the twenty fifth (25th) day of the month in which such monthly statement was received; provided that if such day is not a Business Day, it shall become due and payable on the next Business Day.

(b)	Due Date for Other Statements. Each statement submitted pursuant to Section 12.2 shall become due and payable on the thirtieth (30th) day after the date on which it is received; provided that if such payment due date is not a Business Day, the due date for such payment shall be extended to the next Business Day. For purposes of this Section 12.4(b), a facsimile copy of an invoice shall be deemed received by a Party on the next Business Day following the day on which it was sent.

(c)	Interest. If the full amount of any statement is not paid when due, the unpaid amount thereof shall bear interest at the Base Rate, compounded annually, from and including the day following the due date up to and including the date when payment is made.

12.5	Payment

Each Party shall pay, or cause to be paid, in United States dollars in immediately available funds, all amounts that become due and payable by such Party pursuant to any statement issued hereunder, to a bank account or accounts designated by and in accordance with instructions issued by the other Party on the statement. Each payment of any amount owing under Section 4.1(a) and each payment of undisputed amounts (the disputed portion of which is addressed under Section 12.7) owing under any other provisions hereunder shall be in the full amount due without reduction or offset for any reason (except as expressly allowed under this Agreement), including Taxes, exchange charges, or bank transfer charges. Notwithstanding the preceding sentence, the paying Party shall not be responsible for a designated bank’s disbursement of amounts remitted to such bank, and a deposit in immediately available funds of the full amount of each statement with such bank shall constitute full discharge and satisfaction of the statement.

12.6	Nonpayment

The term “Cumulative Delinquency Amount” shall mean, with respect to a Party, the cumulative amount owed that is not disputed under Section 12.7, expressed in United States dollars, that is owed by that Party to the other Party under this Agreement and is past due. Without prejudice to a Party’s right of offset, if a Party’s failure to pay when due an amount owing hereunder causes its Cumulative Delinquency Amount to exceed ***, then the Party to which such amount is owed shall have the right, upon giving thirty (30) days written notice (such notice hereinafter referred to as the “Delinquency Notice”) to the owing Party, to suspend performance of its obligations under this Agreement until such amount, with interest in accordance with Section 12.4(c), has been paid in full; provided, however, that (a) no such suspension of a Party’s obligations under this Section 12.6 shall excuse the owing Party from the performance of its obligations hereunder, and (b) in the event that FLNG suspends performance under this Section 12.6, Customer shall continue to be liable for the Fee pursuant to Article 4. If any such Cumulative Delinquency Amount has not been paid within sixty (60) days after the issuance of the Delinquency Notice, then the Party to whom such amount is owed shall have the right, upon not less than thirty (30) days notice to the other Party, to terminate this Agreement without the necessity of any further action, unless within that thirty (30) day period, the Party to which such amount is owed receives payments from or on behalf of the owing Party equal to the Cumulative Delinquency Amount. Any such termination shall be without prejudice to any other rights and remedies of the terminating Party arising hereunder or by law or otherwise, including the right of such Party to receive payment in respect of all obligations and claims that arose or accrued prior to such termination or by reason of such default by the owing Party.

12.7	Disputed Statements

In the event of disagreement concerning any statement, Customer or FLNG (as the case may be) shall make provisional payment of the total amount owing under Section 4.1(a) and the undisputed amounts under the remaining provisions hereof and shall immediately notify the other Party of the reasons for such disagreement. Statements may be contested by Customer or FLNG (as the case may be) only if, within a period of two (2) years after a Party’s receipt thereof, Customer or FLNG (as the case may be) serves on the other Party notice questioning their correctness. If no such notice is served, statements shall be deemed correct and accepted by both Parties. Promptly after resolution of any Dispute as to a statement, the amount of any overpayment or underpayment (plus interest as provided in Section 12.4(c)) shall be paid by FLNG or Customer to the other, as the case may be.

12.8	Final Settlement

Within sixty (60) days after expiration of the Term, FLNG and Customer shall determine the amount of any final reconciliation payment. After the amount of the final settlement has been determined, FLNG shall send a statement to Customer, or Customer shall send a statement to FLNG, as the case may be, in United States dollars for amounts due under this Section 12.8, and FLNG or Customer, as the case may be, shall pay such final statement no later than twenty (20) days after the date of receipt thereof.

ARTICLE 13

SECURED FINANCING

13.1	UCC-1

FLNG shall execute and file (and re-file upon expiration), and grants to Customer the right to execute and file (and re-file upon expiration) on FLNG’s behalf, in the proper office of the proper jurisdiction a UCC-1 for the purpose of giving notice to the creditors of FLNG that (a) Customer’s Inventory is owned by Customer, (b) for purposes of the Uniform Commercial Code, the nature of the relationship between Customer and FLNG with regard to such LNG and Gas is that of bailer and bailee (and if the form of the UCC1 then in effect contained a “bailment” box to be checked, the bailment relationship would be indicated), and (c) neither FLNG nor its creditors shall have any ownership or other right arising from such bailment. Nothing contained in a UCC-1 shall act as an amendment to the terms of this Agreement.

13.2	Secured Financing

(a)	Acknowledgement. In the event FLNG obtains any secured financing (except those rising out of the operation of law for the procurement or installation of fixtures and equipment), FLNG shall obtain from the lender providing such financing an acknowledgement that (i) Customer’s Inventory is owned by

Customer, and (ii) neither FLNG nor such lender shall have any ownership or other right arising from this Agreement except as expressly provided in Sections 3.4 and 10.2(b).

(b)	Non-Disturbance. In the event FLNG obtains any secured financing (except those rising out of the operation of law for the procurement or installation of fixtures and equipment), FLNG shall obtain from the lender providing such financing a non-disturbance agreement protecting the rights of Customer under this Agreement in the event of a foreclosure or other realization by such lender on its collateral. Customer acknowledges and agrees that in order to obtain such non-disturbance agreement, Customer may be required to execute and deliver to such lender an agreement to attorn to such lender on the terms of this Agreement in the event of a foreclosure or other realization by such lender on its collateral, and the obligation of FLNG to obtain a non-disturbance agreement shall be conditioned on Customer providing such agreement to attorn. For purposes of this Section 13.2(b), “attorn” shall mean that Customer would recognize the lender as the holder of FLNG’s rights and obligations under this Agreement.

ARTICLE 14

DUTIES, TAXES AND OTHER GOVERNMENTAL CHARGES

As between FLNG and Customer, Customer shall be responsible for and pay, or cause to be paid, all Taxes that may be imposed or levied on Customer’s Inventory and the LNG Vessels. Customer shall not be responsible to reimburse FLNG for any Taxes or New Taxes other than those that may be allocated to Customer under Section 4.5.

ARTICLE 15

INSURANCE

15.1	FLNG’s Insurance

FLNG shall be responsible for obtaining and maintaining (a) insurance for the Freeport Facility to the extent required by applicable law; and (b) additional insurance, as is reasonably necessary and available on reasonable commercial terms, against such other risks and at such levels as a Reasonable and Prudent Operator of a shared use LNG receiving and regasification terminal would obtain. FLNG shall obtain such insurance from a reputable insurer (or insurers) reasonably believed to have adequate financial reserves. Any insurance policy required pursuant to this Section 15.1 shall contain a standard waiver of subrogation endorsement. Such insurance (other than business interruption insurance) shall be primary to any insurance held by Customer and shall name Customer, including its Affiliates and their directors, officers, agents and employees, as an additional insured. FLNG shall be deemed to have obtained insurance at a level that a Reasonable and Prudent Operator would have obtained in the event FLNG obtains the following minimum insurance coverages:

(a)	Commercial General Liability Insurance and Wharf Owners Liability Insurance in an amount of ***, such insurance to be either obtained independently, or as part of an umbrella policy;

(b)	Statutory Worker’s Compensation and Employers Liability Insurance in an amount of ***;

(c)	All-Risk Property Insurance equal to replacement value or maximum foreseeable loss if less than replacement value (except, however, for flood and earthquake, the minimum coverage shall be ***);

(d)	Business Interruption Insurance equal to ***, based on a forty-five (45) day waiting period; and

(e)	Pollution Insurance in an amount equal to ***.

FLNG shall furnish to Customer detailed written information concerning all insurance policies required under Section 15.1 prior to the Commercial Start Date and thereafter at least once each Contract Year. The receipt of such information shall not impose any obligation on Customer.

15.2	Customer’s Insurance

(a)	LNG Vessel Insurance. Customer shall ensure that insurances are procured and maintained for each LNG Vessel in accordance with the following provisions. In all cases, such insurance shall establish insurance coverages consistent with insurances to the standards which a shipowner operating reputable LNG vessels, as a Reasonable and Prudent Operator, should observe in insuring LNG vessels of similar type, size, age and trade as such LNG Vessel. In this regard:

(i)	Hull and Machinery Insurance shall be placed and maintained with reputable marine underwriters; and

(ii)	Protection & Indemnity Insurance (“P&I Insurance”) shall be placed and maintained as an unlimited entry, if such entry is available, with and subject to and on the basis of the rules of any of the reputable P&I insurance associations experienced in providing P&I Insurance for LNG vessels (“Approved Provider”). The terms of the P&I Insurance shall be those of the standard rules of the Approved Provider, provided that special provisions resulting from Transporter’s acceptance, if it does so, of the Port Liability Agreement pursuant to Section 15.3 shall be incorporated into the terms of Transporter’s P&I Insurance.

(b)	Evidence of Insurance. Prior to the commencement of deliveries to the Freeport Facility and thereafter at least once each Contract Year, Customer shall furnish the following evidence of insurance to FLNG in relation to each LNG Vessel: cover notes, certificates of entry, the latest rules of the particular Approved Provider, and detailed written information concerning all required insurance policies.

15.3	Port Liability Agreement

Notwithstanding any other provision of this Agreement and any rights that a Transporter may have under applicable law, each of FLNG and Customer agree to the Port Liability Agreement set forth on Exhibit C in relation to Liabilities for incidents caused by an LNG Vessel occurring at the Freeport Facility. Customer shall cause Transporter to execute the Port Liability Agreement in the form set forth on Exhibit C prior to Transporter’s LNG Vessel’s arrival at the Freeport Facility. ***

ARTICLE 16

LIABILITIES

16.1	Limitation of Liability

(a)	Limitation of FLNG. In no case shall the Liabilities of FLNG to Customer arising out of, relating to, or connected with an Event under this Agreement exceed ***; provided, however, that the foregoing limitation shall not apply to (i) FLNG’s obligations under Section 8.4 (excluding Section 8.4(d)(iii)); (ii) FLNG’s obligations under Section 10.2(b) and Article 13; (iii) FLNG’s obligation to credit the net proceeds under Section 3.4; or (iv) Liabilities caused by the Gross Negligence/Willful Misconduct of FLNG.

(b)	Limitation of Customer. In no case shall the Liabilities of Customer to FLNG arising out of, relating to, or connected with an Event under this Agreement exceed ***; provided, however, that the foregoing limitation shall not apply to (i) the Fee; (ii) the obligation of Customer to indemnify and hold FLNG harmless under Section 15.3; or (iii) Liabilities caused by the Gross Negligence/Willful Misconduct of Customer.

(c)	Definitions. For purposes of this Section 16.1, an “Event” means any occurrence or series of occurrences having the same origin, and “Gross Negligence/Willful Misconduct” means any act or failure to act (whether sole, joint or concurrent) by FLNG which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences FLNG knew, or should have known, such act or failure would have on the safety or property of another Person.

16.2	Limitation on Damages

No Party shall be liable to the other Party for or in respect of:

(a)	loss of profits or business interruption; or

(b)	any exemplary or punitive damages,

suffered or incurred by the other Party or any Person resulting from breach of or failure to perform this Agreement or the breach of any representation or warranty hereunder, whether express or implied, and whether such damages are claimed under breach of warranty, breach of contract, tort, or other theory or cause of action at law or in equity, except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute.

ARTICLE 17

FORCE MAJEURE

17.1	Events of Force Majeure

Neither Party shall be liable to the other for any delay or failure in performance hereunder if and to the extent such delay or failure is a result of Force Majeure. Subject to the provision of this Article 17, the term “Force Majeure” shall mean any act, event, or circumstance that is not reasonably within the control of and that prevents or delays a performance by a Party. Nothing in this Article 17 shall be construed to require a Party to observe a higher standard of conduct than that required of a Reasonable and Prudent Operator as a condition to claiming the existence of Force Majeure.

17.2	Limitation on Scope of Force Majeure Protection

***

17.3	Notice

A Force Majeure event shall take effect at the moment such an event or circumstance occurs. Upon the occurrence of a Force Majeure that prevents, interferes with or delays the performance by FLNG or Customer, in whole or in part, of any of its obligations hereunder, the Party affected shall give notice thereof to the other Party describing such event and stating the obligations the performance of which are affected (either in the original or in supplemental notices) and stating, as applicable:

(a)	the estimated period during which performance may be prevented, interfered with or delayed, including, to the extent known or ascertainable, the estimated extent of such reduction in performance;

(b)	the particulars of the program to be implemented to resume normal performance hereunder;

(c)	the anticipated portion of the Services Quantity for a Contract Year that will not be made available or received, as the case may be, by reason of Force Majeure; and

(d)	where Section 17.7 applies, the quantity of Services that FLNG reasonably expects to allocate to Customer.

Such notices shall thereafter be updated at least monthly during the period of such claimed Force Majeure specifying the actions being taken to remedy the circumstances causing such Force Majeure.

17.4	Measures

In order to resume normal performance of this Agreement within the shortest time practicable, the Party affected by the Force Majeure shall take all measures to this end which are reasonable under the circumstances, taking into account the consequences resulting from such event of Force Majeure. Prior to resumption of normal performance, the Parties shall continue to perform their respective obligations under this Agreement to the extent not excused as a result of such event of Force Majeure.

17.5	No Extension of Term

The Term shall not be extended as a result of or by the duration of an event of Force Majeure.

17.6	Settlement of Industrial Disturbances

Settlement of strikes, lockouts, or other industrial disturbances shall be entirely within the discretion of the Party experiencing such situations, and nothing herein shall require such Party to settle industrial disputes by yielding to demands made on it when it considers such action inadvisable.

17.7	Allocation of Services

If, as a result of an event of Force Majeure, FLNG is unable to meet its contractual obligations to Customer and any Other Customers under LNG terminal use agreements, FLNG shall allocate the available capability of the Freeport Facility to perform activities similar to the Services in the following order of priority (such allocation herein referred to as the “Major Customer Allocation Priority”):

(a)	first among Major Customers only, based on the ratio that the Maximum LNG Reception Quantity bears to the Aggregate Contracted Capacity for the remainder of such Contract Year (but including Major Customers only); and

(b)	then the remaining capability, if any, among Non-Major Customers based on the same ratio (but including Non-Major Customers only).

During the period of Force Majeure, FLNG shall not (i) provide LNG terminalling services to any Other Customer who is not an Other Customer at the time the Force Majeure commenced; or (ii) otherwise take any action which would reduce the Customer’s allocation under Section 17.7.

ARTICLE 18

CURTAILMENT OF SERVICES OR

TEMPORARY DISCONTINUATION OF SERVICES

18.1	Scheduled Curtailment or Temporary Discontinuation of Services

If FLNG has notified Customer in connection with the preparation of the Customer LNG Receipt Schedule in Section 5.1 of maintenance to or modification of the Freeport Facility, FLNG shall have the right to curtail or temporarily discontinue the Gas redelivery portion of the Services during the allotted time period specified in such schedule, but only to the extent due to such maintenance or modification. During the period of such curtailment or temporary discontinuation of Services, FLNG shall, from time to time, use reasonable endeavors to update Customer on the expected progress towards completing the maintenance or modification, whichever is applicable. For purposes of this Section 18.1, a curtailment of or temporary discontinuation of Services shall last no more than three (3) consecutive days. Notwithstanding the foregoing, FLNG agrees that, for purposes of this Section 18.1, neither a curtailment nor a temporary discontinuation of Services shall reduce FLNG’s obligations to allow berthing, unloading and receipt of Customer’s LNG in a quantity up to the Maximum LNG Reception Quantity.

18.2	Unscheduled Curtailment or Temporary Discontinuation of Services

In addition to the rights set forth in Section 18.1, FLNG shall have the right to curtail or temporarily discontinue the Services, in whole or in part, at any time in order to (a) repair the Freeport Facility or (b) protect persons and property, including the Freeport Facility, from harm or damage due to operational or safety conditions. FLNG shall use reasonable endeavors to provide Customer a notice of curtailment or temporary discontinuation as is reasonable under the circumstances, and such notice may be issued for a specific period of time or until further notice is given. FLNG shall use reasonable endeavors to minimize any curtailment or discontinuation of Services to Customer. If, as a result of any unscheduled curtailment or temporary discontinuation of Services pursuant to this Section 18.2, FLNG is unable to meet its contractual obligations to Customer and any Other Customers under LNG terminal use agreements, FLNG shall allocate the available capability of the Freeport Facility to perform activities similar to the Services in accordance with the Major Customer Allocation Priority. If a curtailment or temporary discontinuation of Services occurs under this Section 18.2, FLNG may direct Customer to adjust receipts of LNG and deliveries of Customer’s Inventory, as the case may be, with preference given to Major Customers. Notwithstanding the foregoing, FLNG shall have no responsibility to inform Transporters, LNG Vessels, Downstream Pipelines, LNG Suppliers, or any other Persons involved in the transaction as to such curtailment or temporary discontinuation of Services.

ARTICLE 19

ASSIGNMENT

19.1	Restrictions on Assignment

(a)	Consent of Other Party Required. Except as otherwise provided in this Article 19, neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. FLNG shall not withhold its consent if (i) the credit rating at the time of the assignment of the proposed assignee is equal to or better than the lower of the credit rating of Customer and a *** rating as per Moody’s (or equivalent rating of another reputable credit rating agency, including S&P, or, in the event S&P or Moody’s cease providing such ratings, by any equivalent statistical rating organization recognized in the United States), and (ii) the requirements of Section 19.1(b) are met. For greater certainty, a Temporary Release under Section 6.2 shall not be regarded as an assignment under this Article 19.

(b)	Obligation of Assignee. If consent is granted pursuant to Section 19.1(a), the assignee to such assignment must, as a condition to such assignment, deliver to the non-assigning Party its written undertaking to be bound by and perform all obligations of the assignor under this Agreement from and after the effective date of the assignment.

19.2	Permitted Assignments

(a)	Financing.

(i)	Notwithstanding the provisions of Section 19.1, FLNG shall be entitled to assign, mortgage, or pledge all or any of its rights, interests, and benefits hereunder to a financial institution that provide at least *** million of financing, to secure payment of any indebtedness or working capital incurred or to be incurred, in connection with the construction and term financing of the Freeport Facility. Customer shall provide to the financial institution to whom such indebtedness or working capital is owed a consent to assignment in form and substance customary for similar financing transactions and agreed by such financial institution and Customer.

(ii)	Notwithstanding the provisions of Section 19.1, Customer shall be entitled to assign, mortgage, or pledge all or any of its rights, interests, and benefits hereunder to a financial institution that provide at least *** million of financing, to secure payment of any indebtedness incurred or to be incurred. FLNG shall provide to the financial institution to whom such indebtedness is owed a consent to assignment in form and substance customary for similar financing transactions and agreed by such financial institution and FLNG.

(b)	Partial Assignments for Periods of *** Years or More. Notwithstanding the provisions of Section 19.1 and subject to the provisions of this Section 19.2(b), Customer shall under this Section 19.2(b) be entitled to assign all or a part of its right to use the Services Quantity for a period that is no less than *** (***) years (a “Partial Assignment”) if such Partial Assignment (a) is for a quantity of no less than *** MMBTUs per Contract Year and (b) is to:

(i)	an Affiliate upon notice to, but without requiring the consent of, FLNG; or

(ii)	any other Person upon the written consent of FLNG, which consent shall not be unreasonably withheld or delayed; provided that, FLNG shall not withhold its consent if (i) the credit rating at the time of the assignment of the proposed assignee is equal to or better than the lower of the credit rating of Customer and a *** rating as per Moody’s (or equivalent rating of another reputable credit rating agency, including S&P, or, in the event S&P or Moody’s cease providing such ratings, by any equivalent statistical rating organization recognized in the United States), and (ii) the requirements of this Section 19.2(b) are met.

Any Partial Assignment is subject to (a) the assignee executing a terminal use agreement with FLNG (a “Parallel TUA”); and (b) Customer agreeing to appropriate modifications to the Gas redelivery provisions of this Agreement (to ensure that FLNG is at all times capable of performing this Agreement and the Parallel TUA) and to the quantity provisions to reflect such assignment. The terms of the Parallel TUA shall be substantially the same as the terms of this Agreement except to the extent necessary to reflect the differences necessary to implement the Partial Assignment. For the avoidance of doubt, Customer shall have no obligation or liability under the Parallel TUA and the assignor shall be relieved of all rights and obligations hereunder to the extent of the assignment from and after the effective date of the assignment.

19.3	Assignment as Novation

An assignment under this Section 19.1 shall not serve as a novation of this Agreement unless and until, but shall serve as a novation if, the assignee delivers to the non-assigning Party its written undertaking to be bound by and perform all obligations of the assignor under this Agreement from and after the effective date of the novation, as if it were the assignor. In the event of a novation, the assignee shall be deemed to be a Party to this Agreement for all purposes with respect to rights and obligations pertaining to operations hereunder from and after the effective date of the assignment, and the assignor shall be relieved of all rights and obligations hereunder from and after the effective date of the assignment. Any assignment under Sections 19.2(a) and (b) shall not constitute a novation.

ARTICLE 20

CONDITIONS PRECEDENT

20.1	Conditions Precedent

The Parties recognize and agree that only the provisions of Article 1, Article 19, Article 22, Article 23, Article 24, Article 25, Article 26, Article 27 and this Article 20 shall become effective and binding as of the Effective Date, and that all other provisions contained herein shall not become effective and binding unless and until both of the following conditions (“Conditions Precedent”) have been satisfied or waived by FLNG:

(a)	Approvals. By no later than December 31, 2004, FLNG shall have obtained all Approvals that are necessary for FLNG to construct and operate the Freeport Facility; and

(b)	Financing of Freeport Facility. By no later than June 30, 2005, FLNG has provided to Customer evidence that it has successfully arranged and closed on financing of the Freeport Facility.

20.2	Satisfaction of Conditions Precedent

(a)	General. FLNG shall endeavor to procure the satisfaction of the Conditions Precedent by the applicable date provided in Section 20.1 and shall keep Customer reasonably informed as to the progress being made towards satisfaction of each of the Conditions Precedent.

(b)	Notification. FLNG shall notify Customer of such satisfaction promptly upon satisfaction of any Condition Precedent. Moreover, FLNG shall notify Customer promptly upon FLNG’s determination that a Condition Precedent cannot be met.

(c)	Waiver. Satisfaction of any Condition Precedent may be waived only by FLNG.

(d)	Termination. If the Condition Precedent in question has not been satisfied or waived by the applicable deadline in Section 20.1, then either Party may thereafter terminate this Agreement with immediate effect by giving notice of such termination to the other Party. Upon termination of this Agreement under this Section 20.2(d), the Parties shall be discharged from any further obligations or Liabilities under this Agreement without prejudice to any rights, obligations or Liabilities which may have accrued up to such date of termination.

ARTICLE 21

TERMINATION

21.1	Early Termination Events

If during the period of construction of the Freeport Facility, Customer reasonably determines that Substantial Completion will not occur by ***, then Customer may terminate this Agreement (such termination referred to as an “Early Termination Event”) pursuant to the other provisions of this Article 21.

21.2	Exercise of Right of Termination

(a)	Notice. Upon the occurrence of an Early Termination Event, Customer shall give notice thereof to FLNG.

(b)	Cure. At any time after the expiration of a period of thirty (30) days after Customer gives notice of an Early Termination Event pursuant to Section 21.2(a), Customer may terminate this Agreement with immediate effect by giving notice of such termination to FLNG; provided, however, that Customer may not terminate this Agreement if the circumstances constituting the Early Termination Event have been fully remedied or have ceased to apply.

21.3	Other Termination Provisions

This Agreement is also subject to the termination provisions provided in Section 12.6 and Section 20.2(d).

21.4	Consequences of Termination

Termination of this Agreement under this Article 21 or any other provision of this Agreement shall be without prejudice to any other rights and remedies of either Party arising hereunder or by law or otherwise which arose or accrued prior to or as a result of such termination or by reason of default of either Party.

ARTICLE 22

APPLICABLE LAW

The substantive laws of the State of New York, United States of America, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of all Disputes between the Parties.

ARTICLE 23

DISPUTE RESOLUTION

23.1	Dispute Resolution

(a)	Notification. A Party who desires to submit a Dispute for resolution shall commence the resolution process by providing the other Party written notice of the Dispute (“Notice of Dispute”). The Notice of Dispute shall contain a brief statement of the nature of the Dispute and the relief requested. The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of resolution proceedings under this Section 23.1.

(b)	Negotiations. The Parties shall seek to resolve any Dispute by negotiation between Senior Executives. A “Senior Executive” means any individual who has authority to negotiate the settlement of the Dispute for a Party. Within thirty (30) days after the date of the receipt by the applicable Party of the Notice of Dispute (which notice shall request negotiations among Senior Executives), the Senior Executives representing the Parties to the Dispute shall meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute. If a Senior Executive intends to be accompanied at the meeting by an attorney, the other Party’s Senior Executive shall be given written notice of such intention at least three (3) days in advance and may also be accompanied at the meeting by an attorney. Notwithstanding the above, any Party may initiate litigation proceedings pursuant to Section 23.1(c) concerning such Dispute within sixty (60) Days after the date of receipt of the Notice of Dispute.

(c)	Litigation. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Texas, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties hereto irrevocably and unconditionally (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Texas in the event any Dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, (d) agrees that it will not bring any action relating to this Agreement, in any court other than any Federal court sitting in the State of Texas, and (e) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.

23.2	Expert Determination

For any decision referred to an expert by the Parties under this Agreement (including under Sections 4.3, 4.5, 4.7, Annex I or Annex II), the Parties hereby agree that such decision shall be conducted expeditiously by an expert selected unanimously by the Parties to the Dispute. The expert shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other Party to the Dispute notice of the request for such determination. If the parties to the Dispute are unable to agree upon an expert within ten (10) days after receipt of the notice of request for an expert determination, then, upon the request of any of the parties to the Dispute, the International Centre for Expertise of the International Chamber of Commerce shall appoint such expert and shall administer such expert determination through the ICC’s Rules for Expertise. The expert shall be and remain at all times wholly impartial, and, once appointed, the expert shall have no ex parte communications with any of the Parties to the Dispute concerning the expert determination or the underlying Dispute. Both

Parties agree to cooperate fully in the expeditious conduct of such expert determination and to provide the expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner. Before issuing a final decision, the expert shall issue a draft report and allow the parties to the Dispute to comment on it. The expert shall endeavor to resolve the Dispute within thirty (30) days (but no later than sixty (60) days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in dispute. Except as otherwise provided in Section 4.3(c), the expert’s decision shall be final and binding on the Parties.

ARTICLE 24

CONFIDENTIALITY

24.1	Confidentiality Obligation

Except as otherwise expressly provided in Section 4.6(a), a Party shall not communicate this Agreement to third parties without the written consent of the other Party. Furthermore, information or documents that come into the possession of a Party (the “Recipient”) by means of, or on behalf of, the other Party (the “Discloser”) in connection with this Agreement may not be used nor communicated to Persons (other than the Parties) without the written consent of the Discloser. Notwithstanding the prior two sentences, either Party shall have the right to disclose this Agreement and such information or documents without obtaining the other Party’s prior consent in any of the situations described below:

(a)	accountants, other professional consultants or underwriters, provided such disclosure is solely to assist the purpose for which the aforesaid were so engaged and further provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 24.1, and for the benefit of the Parties;

(b)	bona fide prospective purchasers of all or a part of a Party’s or its Affiliate’s business, bona fide prospective assignees of all or part of a Party’s interest in this Agreement, or providers of finance to either Party in relation to this Agreement or the Freeport Facility, provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 24.1, and for the benefit of the Parties;

(c)	to legal counsel, provided such disclosure is solely to assist the purpose for which the aforesaid were so engaged;

(d)	if required by any court of law or any law, rule, or regulation, or if requested by a Governmental Authority having or asserting jurisdiction over a Party and having or asserting authority to require such disclosure in accordance with that authority (including in connection with the resolution of a Dispute under Section 23.1), or pursuant to the rules of any recognized stock exchange or agency established in connection therewith;

(e)	to the operator of a Gas Storage Facility, to Temporary Customers, to prospective Temporary Customers, to Transporters, to LNG Suppliers and to any of the purchasers under the Customer’s Gas sales contracts from Customer’s Inventory, in each case only to the extent required for the administration of such contracts, and provided that such Persons agree to hold such information or documents under terms of confidentiality equivalent to this Section 24.1, and for the benefit of the Parties;

(f)	to its Affiliates, its shareholders, partners, or its shareholders’ and partners’ Affiliates, provided that such recipient entity has a bona fide business need for such information and agrees to hold such information or documents under terms of confidentiality equivalent to this Section 24.1;

(g)	to any Government Authorities to the extent such disclosure assists FLNG and Customer in obtaining Approvals;

(h)	to an Expert in connection with the resolution of a Dispute pursuant to Section 23.2;

(i)	to the extent any such information or document has entered the public domain other than through the fault or negligence of the Party making the disclosure;

(j)	to Other Customers by FLNG only in order to allow FLNG to perform its obligations under Section 4.6(b) herein;

(k)	Recipient already possessed the information or document prior to receipt from Discloser;

(l)	Recipient acquired the information or document from a third party without an obligation of confidence; and

(m)	the information or document was independently developed by or for Recipient.

Notwithstanding the foregoing, each Party acknowledges and agrees that certain providers of finance to FLNG as well as FLNG’s shareholders and partners may disclose this Agreement and information or documents disclosed pursuant to this Section 24.1 if required by any court of law or any law, rule, or regulation, or if requested by a Governmental Authority having or asserting jurisdiction over such Persons and having or asserting authority to require such disclosure in accordance with that authority, or pursuant to the rules of any recognized stock exchange or agency established in connection therewith. The obligations of Article 24 shall terminate two (2) years after the termination of this Agreement.

24.2	Public Announcements

(a)	General. Neither Party may issue or make any public announcement, press release or statement regarding this Agreement unless, prior to the release of the public announcement, press release or statement, such Party furnishes the other

Party with a copy of such announcement, press release or statement, and obtains the approval of the other Party; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement, press release or statement if it is necessary to do so in order to comply with the applicable laws, rules or regulations of any Governmental Authority, legal proceedings or stock exchange having jurisdiction over such Party.

(b)	Promotional Materials. Notwithstanding any provision in this Section 24.2(a) to the contrary, either Party may use the following in external announcements and publications: (i) information concerning the signing of this Agreement; (ii) the general nature of the Services; and (iii) the general nature of Customer’s involvement in the Freeport Facility project; provided, however, that the Party making such external announcement or publication shall not, in doing so, use the trademark, service mark and tradename of the other Party without such other Party’s prior written consent.

ARTICLE 25

REPRESENTATIONS AND WARRANTIES

25.1	Representations and Warranties of Customer

As of the date hereof and until the expiration of this Agreement, Customer represents, undertakes and warrants that:

(a)	Customer is and shall remain duly organized and in good standing under the laws of the State of Delaware, U.S.A., duly qualified to do business in those jurisdictions where the nature of its activities or property requires such qualification and to perform its obligations under this Agreement;

(b)	Customer has taken all necessary action to authorize the execution, delivery and performance of its obligations hereunder;

(c)	Customer has not retained, employed or used any broker or intermediary in connection with the negotiation of this Agreement and has no obligation to any third party by way of commissions, finder’s fees or similar fees with respect to the execution of this Agreement; and

(d)	neither the execution, delivery nor performance of this Agreement, nor the consummation of any action contemplated herein, conflicts or will conflict with, results or will result in a breach of, or constitutes or will constitute a default under, any provision of Customer’s constitutive instruments or any law, judgment, order, decree, rule or regulation of any court, administrative agency or other instrumentality of any Governmental Authority or of any other agreement or instrument to which Customer is a party.

25.2	Representations and Warranties of FLNG

As of the date hereof and until the expiration of this Agreement, FLNG represents, undertakes and warrants that:

(a)	FLNG is and shall remain duly organized and in good standing under the laws of the State of Delaware, U.S.A., duly qualified to do business in those jurisdictions where the nature of its activities or property requires such qualification and to perform its obligations under this Agreement;

(b)	FLNG has taken all necessary action to authorize the execution, delivery and performance of its obligations hereunder;

(c)	FLNG has not retained, employed or used any broker or intermediary in connection with the negotiation of this Agreement and has no obligation to any third party by way of commissions, finder’s fees or similar fees with respect to the execution of this Agreement; and

(d)	neither the execution, delivery nor performance of this Agreement, nor the consummation of any action contemplated herein, conflicts or will conflict with, results or will result in a breach of, or constitutes or will constitute a default under, any provision of FLNG’s constitutive instruments or any law, judgment, order, decree, rule or regulation of any court, administrative agency or other instrumentality of any Governmental Authority or of any other agreement or instrument to which FLNG is a party.

ARTICLE 26

NOTICES

Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Party. Oral communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only. The foregoing notwithstanding, notices given from LNG Vessels at sea may be given by radio, and notices required under Article 5 may be given by e-mail or via ***. A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. “Received” for purposes of this Article 26 shall mean actual delivery of the notice to the address of the Party specified hereunder or, in the event notice was given by radio from an LNG Vessel at sea, actual receipt of the communication by radio, or to be thereafter notified in accordance with this Article 26. Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another Person at another address, by giving written notice thereof to the other Party.

FREEPORT LNG DEVELOPMENT L.P.	THE DOW CHEMICAL COMPANY

Attention: President	Attention: Senior Commercial Manager, LNG

1200 Smith Street, Suite 600	400 W. Sam Houston Pkwy. S.

Houston, Texas 77002-4310	Houston, Texas 77042-1299

Fax: (713) 980-2903	***

Email: president@freeportlng.com	***

Telephone: (713) 980-2888	***

ARTICLE 27

MISCELLANEOUS

27.1	Amendments

This Agreement may not be amended, modified, varied or supplemented except by an instrument in writing signed by FLNG and Customer.

27.2	Approvals

After satisfaction of the Conditions Precedent, each Party shall use reasonable endeavors to maintain in force all of its respective Approvals necessary for its performance under this Agreement. Customer and FLNG shall cooperate with each other wherever necessary for this purpose.

27.3	Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties.

27.4	Waiver

No failure to exercise or delay in exercising any right or remedy arising from this Agreement shall operate or be construed as a waiver of such right or remedy. Performance of any condition or obligation to be performed hereunder shall not be deemed to have been waived or postponed except by an instrument in writing signed by the Party who is claimed to have granted such waiver or postponement. No waiver by either Party shall operate or be construed as a waiver in respect of any failure or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

27.5	No Third Party Beneficiaries

The interpretation of this Agreement shall exclude any rights under legislative provisions conferring rights under a contract to Persons not a party to that contract. Nothing in this Agreement shall otherwise be construed to create any duty to, or standard of care with reference to, or any liability to, any Person other than a Party.

27.6	Supplemental Terms

The Parties agree that the supplemental terms set forth in Exhibit D are hereby incorporated into and made a part hereof.

27.7	Rules of Construction

(a)	Drafting. Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

(b)	Priority.

(i)	In the event of a conflict between the terms of this Agreement excluding Annexes I and 11 and Exhibits A, B and C (after such exclusion, the “Base Agreement”) and the terms of Annexes I and II or Exhibits A, B and C, all terms of the Base Agreement shall take precedence over Annexes I and II and Exhibits A, B and C.

(ii)	In the event of a conflict between the terms of this Agreement including Annexes I and II and Exhibits A, B, and C and the terms of Exhibit D, the terms of Exhibit D shall govern.

(iii)	In the event that any conflict arises between this Agreement and the Freeport Facility Marine Operations Manual, this Agreement shall prevail. In the event that any conflict arises between this Agreement and the Freeport Services Manual, this Agreement shall prevail.

27.8	Survival of Rights

Any termination or expiration of this Agreement shall be without prejudice to any rights, remedies, obligations and Liabilities which may have accrued to a Party pursuant to this Agreement or otherwise under applicable law. All rights or remedies which may have accrued to the benefit of either Party (and any of this Agreement’s provisions necessary for the exercise of such accrued rights or remedies) prior to the termination or expiration of this Agreement shall survive such termination or expiration. Furthermore, the provisions of Section 8.4, Article 12, Article 14, Article 16, Article 21, Article 22, Article 23, Article 24, Article 26, and Article 27 shall survive the termination or expiration of this Agreement.

27.9	Rights and Remedies

Except where this Agreement expressly provides to the contrary, the rights and remedies contained in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

27.10	Interpretation

(a)	Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

(b)	Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.

(c)	Gender. Reference to any gender includes a reference to all other genders.

(d)	Article. Unless otherwise provided, reference to any Article, Section, Schedule, Annex or Exhibit means an Article, Section, Schedule, Annex or Exhibit of this Agreement. Unless otherwise provided, reference to any Clause means a Clause to Exhibit D of this Agreement.

(e)	Include. The words “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

(f)	Time Periods. References to “day,” “month,” “quarter” and “year” shall, unless otherwise stated or defined, mean a day, month, quarter and year of the Gregorian calendar, respectively. For the avoidance of doubt, a “day” shall commence at 24:00 midnight.

(g)	Statutory References. Unless the context otherwise requires, any reference to a statutory provision is a reference to such provision as amended or re-enacted or as modified by other statutory provisions from time to time and includes subsequent legislation and regulations made under the relevant statute.

(h)	Currency. References to all dollars in any form shall be a reference to the lawful currency from time to time of the United States of America.

27.11	Disclaimer of Agency

The rights, duties, obligations and Liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a partnership, joint venture or other association or a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for the other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

27.12	Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

27.13	Compliance with Laws

In performance of their respective obligations under this Agreement, each Party agrees to comply with all applicable laws, statutes, rules, regulations, judgments, decrees, injunctions, writs and orders, and all interpretations thereof, of all Governmental Authorities having jurisdiction over such Party.

27.14	Conflicts of Interest

(a)	Restriction on FLNG as Other Customer. FLNG shall avoid any conflict between its own interests and the interests of Customer in relation to obtaining LNG terminalling services from the Freeport Facility. In this regard, FLNG shall not become one of the Other Customers during the Term hereof unless Customer has first consented in writing (such consent not to be unreasonably withheld or delayed) to such expanded business role by FLNG.

(b)	Affiliated Customer Limitations. If it is expected that any of FLNG’s joint venture partners or affiliated entities or any partner, shareholder, member, or other direct or indirect equity owner of FLNG or an Affiliate thereof (each an “Affiliated Customer”) will become one of the Other Customers during the Term hereof, FLNG shall provide Customer sixty (60) days prior notice thereof. Thereafter, if Customer requests such a meeting, the Parties shall meet to discuss the Affiliated Customer’s arrangements with FLNG regarding LNG terminalling services. In the event an Affiliated Customer becomes an Other Customer, the following additional restrictions shall apply:

(i)	No Affiliated Customer shall be a Major Customer;

(ii)	No Affiliated Customer shall be given any preference in scheduling over Customer; and

(iii)	In relation to any rights hereunder which are based on FLNG’s Sole Opinion (including FLNG’s right under Section 3.1 to allow berthing, unloading and receipt of Customer’s LNG in quantities in excess of the Maximum LNG Reception Quantity), FLNG shall not, in exercising such rights, give any preference to an Affiliated Customer which would adversely affect Customer’s rights hereunder.

(c)	Conflicts Generally. Except as provided above, the Parties and their Affiliates are free to engage or invest (directly or indirectly) in an unlimited number of activities or businesses, any one or more of which may be related to or in competition with the business activities contemplated under this Agreement, without having or incurring any obligation to offer any interest in such business activities to the other Party.

27.15	Expenses

Each Party shall be responsible for and bear all of its own costs and expenses incurred in connection with the preparation and negotiation of this Agreement.

27.16	Scope

This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes and replaces any provisions on the same subject contained in any other agreement between the Parties, whether written or oral, prior to the date of the original execution hereof.

27.17	Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until both Parties have executed a counterpart.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed and signed by its duly authorized officer as of the Effective Date.

FREEPORT LNG DEVELOPMENT, L.P.

By:	Freeport LNG-GP, Inc., its General Partner

By:
Michael S. Smith
Chief Executive Officer

THE DOW CHEMICAL COMPANY

By:
B. J. Sumrall, Jr.
Senior Commercial Manager

ANNEX I

MEASUREMENTS AND TESTS FOR LNG AT RECEIPT POINT

The Parties shall agree, no later than ***, to the provisions of Annex I; in the event the Parties fail to so agree by December 31, 2004, the matter shall be referred to an expert under Section 23.2.

ANNEX II

MEASUREMENTS AND TESTS FOR GAS AT DELIVERY POINT

The Parties shall agree, no later than ***, to the provisions of Annex II; in the event the Parties fail to so agree by December 31, 2004, the matter shall be referred to an expert under Section 23.2.

EXHIBIT A

TERMS OF FREEPORT FACILITY LEASE

3.2	Adjustment of Base Rent and Other Fees

(a) Consumer Price Index. As used herein, the term “Consumer Price Index” means the Consumer Price Index for all urban consumers published by the Bureau of Labor Statistics, United States Department of Labor (1993-1995 equals 100) for the entire United States. If the publication of the Consumer Price Index is discontinued prior to the expiration or termination of this Lease, or if the present method of ascertaining the index figure is materially or substantially changed, Landlord and Tenant will negotiate in good faith to arrive at a substitute standard which should produce substantially the same results as the Consumer Price Index was designed to give on the date of the execution of this Lease. If necessary, the parties will submit the issue on non-binding mediation prior to and as a condition of instituting litigation in accordance with the following provisions. If, following such non-binding mediation, the parties have not agreed to a substitute standard, the substitute standard shall be determined, upon the written application of either party hereto, by a judge of a district court of Brazoria County, Texas. If said judge will not make such a determination, a substitute standard will be determined by arbitration under the Texas General Arbitration Act (or any similar Texas act then in existence). Each party hereto shall appoint an arbitrator and the two so selected shall select a third, or if they are unable to agree, the third arbitrator shall be appointed by the court under the Texas General Arbitration Act. In the event a new base for the Consumer Price Index is established, and thereafter, for the purposes of making computation as herein provided, the controlling indices stipulated in this Lease shall be adjusted to conform to the new base so that the calculations herein provided shall have the same results as if made on the Consumer Price Index “1993-1995 equals 100”. At any time when a substitute standard has not been either agreed upon or determined in accordance with the provisions hereof, Tenant shall continue to pay Landlord the . . . Thru-put Fees . . . then in effect . . . ..

(c) Adjustment of Thru-put Fees. The amount of the Thru-put Fees shall be adjusted as of the first day of the fifth (5th) Lease Year following the GM Start Date and as of the first day of each fifth (5th) Lease Year thereafter to an amount equal to the lesser of (i) the applicable Tariff Rate for Thru-put Fees, or (ii) an amount determined by increasing the rate of $0.30 per short ton (2000 pounds) by a factor equal to the percentage increase in the Consumer Price Index as determined by the latest published figures next preceding the date on which such adjustment is to be made compared to the Consumer Price Index last reported prior to March 1, 2005.

. . .

(f) No Reductions. Notwithstanding any reductions that may occur in the Consumer Price Index at any time, no adjustment of the . . . Thru-put Fees . . . will be made if, following such adjustment, the amount of the applicable fee(s) would be lower than the amount paid or payable by Tenant in the immediately preceding Lease Year.

3.3.	Dockage, Wharfage and Thru-put Fees

Tenant understands and agrees that Tenant (or carriers shipping products to or receiving products from Tenant, as the case may be, into and from Port Freeport) will pay to Landlord the rents, dockage and mooring fees, wharfage fees, thru-put charges and other charges (collectively, the “Port Use Fees”) as published in Port Freeport, Port Tariff No. 5, or subsequent revisions thereof (the “Tariff Rate”), for services provided by Landlord to Tenant or such other parties, in connection with such party’s actual use of the Dock Facilities and other Port Facilities owned by Landlord. Notwithstanding anything to the contrary set forth herein, thru-put fees for LNG (the “Thru-put Fees”) during the Initial Term will not exceed the lesser of (a) the applicable Tariff Rate, or (b) the sum of $0.30 per short ton (2000 pounds), as adjusted from time to time as provided in Section 3.2 hereof. . . .

*    *    *

Capitalized terms used in this Exhibit A are defined in the Freeport Facility Lease as follows:

“Dock” means a slip and a dock for the berthing of ships (LNG tankers) within the Quintana Terminal area . . . .

“Dock Facilities” means the Dock and the Dock Machinery.

“Dock Machinery” means such equipment and machinery on the Dock as are reasonably required by Tenant for the loading and unloading of LNG from vessels.

“Escalation Date” means the earlier to occur of (a) one hundred eighty (180) days following the date of FERC Approval, (b) the date on which construction of the LNG Facility commences or (c) March 1, 2005.

“GM Start Date” means the date that is the earlier to occur of (a) forty-two (42) months following the Escalation Date, regardless of whether the Dock Facilities have been completed by that time, or (b) the date of Substantial Completion of the LNG Facility.

“Initial Term” means an initial term of thirty (30) years beginning on March 1, 2003, subject to the provisions of the Lease.

“Landlord” means Brazos River Harbor Navigation District of Brazoria County, Texas.

“Lease” means the Ground Lease and Development Agreement entered into as of December 12, 2002 by and between Landlord and Tenant.

“Lease Year” means a period of twelve (12) consecutive full calendar months.

“Port Facilities” means property on or about the channels, waterways, docks, slips and other facilities and improvements owned, operated or controlled by Landlord.

“Substantial Completion” means the date on which a certificate of substantial completion or mechanical completion or mechanical completion is issued by the engineer in charge of supervising construction (or, if none, the general contractor in charge of construction).

“Tenant” means Freeport LNG Development, L.P., a Delaware limited partnership, acting by and through its sole general partner, Freeport LNG GP, Inc., a Delaware corporation.

EXHIBIT B

FREEPORT SERVICES MANUAL

The Freeport Services Manual referred to in Section 3.5 shall be limited to the following matters and other matters of a similar nature:

1.	Details associated with the implementation of Section 5.1 among FLNG, Customer and Other Customers

2.	Details associated with the Gas delivery procedures in Section 5.2 among FLNG, Customer and Other Customers

3.	Details associated with the content and format of the ***

4.	Form of the Release Notice referred to in Section 6.2(b)(i)c

5.	Details associated with the invoicing process under Article 12, including:

a.	Format of invoices (electronic and original)

b.	Numbering systems/codes for all invoice-related documents

EXHIBIT C

PORT LIABILITY AGREEMENT – PORT OF FREEPORT, TEXAS

THIS PORT LIABILITY AGREEMENT (this “Agreement”) is effective as of                     , 20    , and is made by and between FREEPORT LNG DEVELOPMENT, L.P., a Delaware limited partnership, represented herein by Freeport LNG - GP, Inc., its General Partner (“FLNG”), and [INSERT NAME(S) OF VESSEL OWNER(S), a [TYPE OF ENTITY AND JURISDICTION OF ORGANIZATION] ([collectively] “Vessel Owner”).

RECITALS

WHEREAS, Vessel Owner, using the LNG vessel set forth below under its name and signature (“Vessel”), proposes to deliver certain quantities of liquefied natural gas to FLNG at its marine terminal and receiving, storage and regasification facilities located in the Freeport, Texas area (as more fully defined below, the “Marine Terminal”); and

WHEREAS, Vessel Owner and FLNG (collectively, the “Parties” and individually a “Party”) have agreed to allocate the risk of and responsibility for loss and damage resulting from an Incident (as defined below) at the Marine Terminal in the following manner;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	The following terms shall have the following meanings when used herein:

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or otherwise.

“Incident” means any occurrence or series of occurrences having the same origin in which the Vessel causes (i) damage to the Marine Terminal and/or (ii) an obstruction or danger affecting or interfering with the normal operation of the Marine Terminal.

“Terminal Interests” means (i) FLNG, (ii) all Affiliates of FLNG, (iii) all Persons (other than the Vessel Interests and Persons providing fire boats, tugs and escort vessels to Vessel at the Port) employed or providing services at the Marine Terminal in connection with the unloading, storage, or regasification of LNG at the Marine Terminal, and (iv) the employees and agents of all Persons referred to in this paragraph.

“Marine Terminal” means FLNG’s marine terminal and LNG receiving, storage and regasification facilities located at the Port, including all berths, buoys, gear, craft, equipment, plant, facilities and property of any kind (whether afloat or ashore) located thereat or adjacent thereto and in the ownership, possession or control of the Terminal Interests.

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“Person” means any individual, firm, corporation, trust, partnership, association, joint venture (incorporated or unincorporated), or other business entity.

“Port” means the port at or near Freeport, Texas, including its anchorage, turning basin and approaches into the Marine Terminal associated therewith.

“Vessel Interests” means (i) Vessel Owner, (ii) all Affiliates of Vessel Owner, (iii) all Persons (other than the Terminal Interests) participating, employed, or providing services in connection with the ownership or operation (including all operations related to navigation and berthing/unberthing) of the Vessel, and (iv) the employees and agents of all Persons referred to in this paragraph.

2.	In all circumstances, the Master of the Vessel shall remain solely responsible on behalf of the Vessel Interests for the proper navigation and safety of the Vessel and her cargo.

3.	Any liability for damage to the Port or the Marine Terminal arising from an Incident shall, as between the Vessel Interests and the Terminal Interests, be borne (i) by the Vessel Interests alone, if the Vessel Interests are wholly or partially at fault and the Terminal Interests are not at fault, (ii) by the Terminal Interests alone, if the Terminal Interests are wholly or partially at fault and the Vessel Interests are not at fault, (iii) by the Vessel Interests and the Terminal Interests, in proportion to the degree of their respective fault, if both are at fault and the degree of such fault can be established, or (iv) by the Vessel Interests and the Terminal Interests equally if neither of them appears to be at fault or it is not possible to establish the degree of their respective fault. In this regard, any acts or omissions of Persons providing fire boats, tugs and escort vessels to Vessel at the Port shall be deemed to be the responsibility of the Vessel Interests.

4. (i)

Subject to Section 4(ii) below, the total aggregate liability of the Vessel Interests to the Terminal Interests, however arising, in respect of any one Incident, shall not exceed ***. Payment of an aggregate sum of *** to any one or more of the Terminal Interests in respect of any one Incident shall be a complete defense to any claim, suit or demand relating to such Incident made by the Terminal Interests against the Vessel Interests. The liability of the Vessel Interests hereunder shall be joint and several.

(ii)	Vessel Interests shall provide to the Terminal Interests at all times sufficient written evidence that the Vessel’s Protection and Indemnity Association has agreed to (a) cover the Vessel Interests as a member of the Association against the liabilities and responsibilities provided for in this Agreement in accordance with its Rules; (b) give the Terminal Interests prior notice of cancellation of the Vessel’s entry in such Protection and Indemnity Association; and (c) waive in favor of the Terminal Interests all rights of subrogation of claims by the Protection and Indemnity Association against the Terminal Interests to the extent such claims have been waived in this Agreement by the Vessel Interests.

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5.	As to matters subject to this Agreement and regardless of fault or negligence on the part of any Party, with respect to an Incident:

(i)	except to the extent expressly preserved in this Agreement, Terminal Interests hereby expressly, voluntarily and intentionally waive any right or claims they might otherwise have against the Vessel Interests under applicable laws or under any port liability agreement or similar port conditions of use previously signed by the Master for the Port; and

(ii)	except to the extent expressly preserved in this Agreement, Vessel Interests hereby expressly, voluntarily and intentionally ***.

The foregoing waivers shall apply to all Persons claiming through the Terminal Interests or through the Vessel Interests.

6.	The substantive law of New York, without regard to any conflicts of law principles that could require the application of any other law, shall govern the interpretation of this Agreement and any dispute, controversy, or claim arising out of, relating to, or in any way connected with this Agreement, including, without limitation, the existence, validity, performance, or breach hereof.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the date first set forth above.

FREEPORT LNG DEVELOPMENT, L.P.		[INSERT SIGNATURES OF EACH OF VESSEL INTERESTS]

By:	Freeport LNG - GP, as General Partner

	By:	By:

	Title:	Title:

As owner of the
Name of Vessel
Registration No.
State of Registry

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EXHIBIT D

SUPPLEMENTAL TERMS

In addition to the terms and conditions contained in this Agreement including Annexes I and II and Exhibits A, B, and C (hereinafter the “Terminal Use Agreement”), the Parties further agree to the following:

1.	Financing.

(a)	The Parties acknowledge and agree that they executed a certain Loan Agreement on June 19, 2003 with Freeport LNG Investments, LLP (f/k/a Freeport LNG Investments, LLC) (“Loan Agreement”). The Parties agree that the Loan Agreement shall continue in full force and effect according to its own terms.

(b)	If FLNG desires to obtain equity financing for the Freeport Facility, FLNG shall:

(i)	discuss the various options with Customer and the merits of Customer becoming an equity owner in the Freeport Facility; and

(ii)	allow Customer to compete to be one of the participants providing such equity financing.

Moreover, if the Condition Precedent specified in Section 20.1(b) of the Agreement has not been satisfied or waived thereunder, then prior to terminating the Terminal Use Agreement pursuant to Section 20.2, FLNG shall for a period not exceeding thirty (30) days negotiate in good faith with Customer for Customer to potentially provide or arrange the necessary equity or debt financing to allow such condition precedent to be satisfied.

(c)	FLNG will discuss with Customer the various financing options and give Customer the opportunity to provide reasonable assistance, if requested by FLNG.

2.	Potential Extraction of Liquids.

(a)	The Parties acknowledge that the facilities required under any Liquids extraction project (as discussed below) have not been included in FLNG’s application for authorization for the Freeport Facility under Section 3(a) of the Natural Gas Act available at 15 U.S.C. §717f(c) and are not included in capital expenditures addressed in Section 4.4 of the Terminal Use Agreement.

(b)	FLNG will use reasonable efforts to negotiate terminal use agreements with all Other Customers that will provide FLNG the right to extract the Liquids contained in the LNG delivered to the Freeport Facility. In the event such a project is constructed, the Parties agree that FLNG shall provide to Customer the rights to Customer’s proportionate share of Liquids contained in equivalent volumes of Gas delivered to the Freeport Facility under the Terminal Use Agreement. The Parties recognize that Customer’s LNG will be commingled with that of Other Customers and as a result the share of Liquids available to Customer will reflect the commingled content.

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(c)	Because the Freeport Facility will serve only as a tolling facility, FLNG does not intend, under its terminal use agreements, to take title to any LNG, Gas or Liquids. Therefore, it is contemplated that Customer, if Customer so desires, will need to enter into purchase or exchange agreements with Other Customers for the rights to Liquids from the LNG such Other Customers deliver to the Freeport Facility.

(d)	FLNG shall in good faith discuss with Customer the development of and financing for a Liquids extraction project as part of the Freeport Facility and the integration of Customer’s existing underground Stratton Ridge, Texas storage facilities for these products. If necessary, the Parties shall amend the Terminal Use Agreement to reflect any agreement regarding the foregoing project. Such agreement regarding a Liquids extraction project would contain a mutually agreeable development and operation fee to FLNG. Customer would have the right to ownership in such extraction project of an amount at least proportional to Customer’s share of the Liquids extracted from LNG at the Freeport Facility.

3.	Adjustments Related to Compensation Under Other Terminal Use Agreements.

(a)	***
(i)	the Fee (excluding the Excess Reception Fee),

(ii)	the U.S. dollar value of Retainage,

(iii)	the Construction Cost Deviation Amount under Section 4.4(a), if any,

(iv)	Customer’s share of any Additional Capital Costs under Section 4.4(b), if any,

(v)	New Taxes under Section 4.5, if any, and

(vi)	Reservation Fee Rebate Amount under Section 4.7, if any,

such sum adjusted to a dollar per MMBTU equivalent assuming that Customer delivers the Maximum LNG Reception Quantity, is referred to as “Customer’s TUA Compensation”.

(b)	Subject to Clause 3(d) below, FLNG agrees that, with respect to Customer’s TUA Compensation only, FLNG shall accord to Customer compensation terms that are no less favorable than ***.

(c)	***

(d)	***

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4.	Right to Delivery of LNG.

In the event Customer requests FLNG to deliver Customer’s LNG in liquid form rather than in gaseous form and to deliver such LNG at a point other than the Delivery Point, FLNG shall provide reasonable cooperation to Customer and shall discuss in good faith with Customer the following:

(a)	the construction, operation and maintenance, at Customer’s sole cost and expense, of pipelines and other facilities which would be utilized to deliver LNG from an agreed LNG reception point at the Freeport Facility to Customer’s downstream facilities at Freeport, Texas;

(b)	Customer’s obtaining all easements required for such facilities, provided that FLNG shall use reasonable efforts to assist Customer to obtain at no cost any necessary easements leased to FLNG under the Freeport Facility Lease; and

(c)	Customer’s obtaining all Approvals for such facilities at its sole cost, risk and expense.

In relation to constructing, operating and maintaining any such facilities, Customer shall not interfere with operation of the Freeport Facility. In relation to all such LNG delivered to Customer in liquid form, Customer shall not be obligated to bear Retainage. The Parties acknowledge that the required pipelines and other facilities which would be utilized to deliver LNG from an agreed LNG reception point at the Freeport Facility to Customer’s downstream facilities at Freeport, Texas have not been included in FLNG’s application for authorization for the Freeport Facility under Section 3(a) of the Natural Gas Act. In the event the Parties agree to deliver Customer’s LNG in liquid form rather than in gaseous form in accordance with the above, the Parties shall execute as soon as reasonably possible an appropriate amendment to the Terminal Use Agreement confirming such arrangements.

5.	Consultation Regarding Freeport Facility Project Implementation.

Except as otherwise provided in the Terminal Use Agreement, FLNG is responsible for all aspects and costs of the Freeport Facility; however, FLNG shall seek input from Customer with regard to the following matters relating to the Freeport Facility:

(a)	FLNG’s existing application for authorization for the Freeport Facility under Section 3(a) of the Natural Gas Act;

(b)	execution of the engineering, procurement and construction contract;

(c)	construction management;

(d)	start up and LNG terminal operations; and

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(e)	expansion of the Freeport Facility in the following ways:

(i)	adding a third storage tank;

(ii)	adding a second berthing facility;

(iii)	adding facilities necessary to allow daily deliveries of gas at the Delivery Point in excess of two trillion BTUs per day; and

(iv)	increasing the vaporization capacity of the Freeport Facility.

Notwithstanding anything to the contrary in this Clause 5, FLNG shall not be required to obtain Customer’s consent prior to carrying out any of the above-mentioned activities.

6.	Exclusivity.

Customer and FLNG each agrees that, through and until ***, it will not, without the prior written consent of the other Party (in its Sole Opinion), (a) develop, build, own or operate an LNG receiving facility within a *** radius of the LNG berthing facilities at the Freeport Facility, or (b) assist another Person in the construction, development or operation of any LNG receiving facility within a *** radius of such site.

7.	LNG Supplies.

FLNG shall provide Customer with reasonable assistance, to the extent requested by Customer, of FLNG’s commercial team in locating and contracting for LNG supplies.

8.	Additional Negotiations.

The Parties shall negotiate in good faith with a view to agreeing by no later than *** an amendment to Article 21 allowing Customer to terminate the Terminal Use Agreement, subject to Customer’s payment to FLNG of an agreed amount upon termination. FLNG’s position in this regard is that such amount shall take into consideration the Reservation Fee payable for the remainder of the Term, ***.

9.	Effectiveness.

The Parties recognize and agree that only the provisions of Clauses 1, 3, 5, 6, 7 and 8 and this Clause 9 shall become effective and binding as of the Effective Date, and that the provisions of Clauses 2 and 4 shall not become effective and binding unless and until both of the Conditions Precedent set forth in Article 20 have been satisfied or waived.

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